Exhibit 10.52

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of October 31, 2011 (the “Effective Date”), is entered into by and between Advanced Technology Materials, Inc., a Delaware corporation (“ATMI”), and Matheson Tri-Gas, Inc., a Delaware corporation (“MTG”).

WHEREAS, MTG and ATMI have previously entered into the Legacy Agreements pursuant to which ATMI has granted to MTG the right to manufacture, market, sell and/or distribute certain products;

WHEREAS, MTG and ATMI mutually desire to terminate the Legacy Agreements; and

WHEREAS, in addition to the termination of the Legacy Agreements, the parties to this Agreement desire that ATMI or certain ATMI Affiliates purchase from MTG or certain MTG Affiliates, and MTG or certain MTG Affiliates sell to ATMI or certain ATMI Affiliates, the Acquired Assets, which Acquired Assets relate to MTG’s operation of the Legacy Agreements.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

TERMINATION OF LEGACY AGREEMENTS

1.1 Termination. Subject to Section 1.2 with respect to the survival of the specified provisions of the Legacy Agreements referenced therein and the payment obligations under the Legacy Agreements, including the Manufacturing Fees, the Legacy Agreements are hereby terminated as of the Effective Date, and all obligations of the parties under the Legacy Agreements shall be deemed satisfied and completed without any further liability to either party.

1.2 Survival. Notwithstanding anything to the contrary in the Legacy Agreements or this Agreement, the following provisions of the Legacy Agreements (and, for the avoidance of doubt, no other provisions contained therein) shall survive the termination thereof:

(a) With respect to the SDS Agreement, Sections 7.09 (solely with respect to the Current Year Accounting Statements as further set forth in this Section 1.2), 12.01(c), (d) and (f) and Article XVI (except for Section 16.02(b) therein and subject to Section 1.3). For the avoidance of doubt, Sections 3.04, 12.01(a), (b), (e) and (g) and 16.02(b) shall not survive the termination of the SDS Agreement; and

(b) With respect to the VAC Agreement, Sections 3.08 (solely with respect to the Current Year Accounting Statements as further set forth in this Section 1.2), 5.07 (Indemnity), 6.04 (Product Limited Warranty), 6.05 (Disclaimer of Warranties), 6.06 (Limitation of Liabilities), 6.07 (Indemnity), 7.04 (Termination), and Articles IX (Confidentiality) and XI (Miscellaneous).

In addition to the survival of the foregoing provisions, MTG shall deliver to ATMI: (x) within ten (10) days after the Effective Date, a true and complete copy of the Current Year Accounting

Statements (excluding the SDS RDGMA files), and (y) within thirty (30) days after the Effective Date, the SDS RDGMA files and any amounts due to ATMI under the Legacy Agreements as of the Effective Date. With respect to the survival of Section 7.09 of the SDS Agreement pursuant to Section 1.2(a) and Section 3.08 of the VAC Agreement pursuant to Section 1.2(b), ATMI shall continue to have the right to audit solely with respect to the calculation of the Current Year Accounting Statements. Any amounts revealed as past due by MTG under such Legacy Agreements in connection with such audit by ATMI shall be paid by MTG within ten (10) days of MTG’s receipt of ATMI’s notice thereof; provided, that any such audit must be completed and any claim in connection therewith must be made within ninety (90) days following the date that MTG provides the Current Year Accounting Statements to ATMI, and provided, further, that in the event MTG disputes such amounts then the parties will resort to the dispute resolution procedure set forth in Section 8.7. For the avoidance of doubt, ATMI shall have no right to audit or make any claims under Section 7.09 of the SDS Agreement or Section 3.08 of the VAC Agreement with respect to any period prior to January 1, 2011, and all such rights and claims are forever released as set forth in Section 1.4. Notwithstanding anything to the contrary contained in this Section 1.2, ATMI agrees that for the 2011 calendar year the limitations set forth in Section 7.03(d), (e), (f) and (g) of the SDS Agreement with respect to ASP (as therein defined) shall not apply in calculating the Related Distributor Gross Margin Percentage (as therein defined). MTG shall calculate the Related Distributor Gross Margin Percentage for the 2011 calendar year as part of the Current Year Accounting Statements.

1.3 Confidentiality Pursuant to the SDS Agreement. Notwithstanding anything to the contrary in Section 16.02(a) of the SDS Agreement regarding the term of MTG’s obligations of confidentiality thereunder, MTG’s obligations of confidentiality, as set forth therein, shall remain in effect perpetually with respect to the Technical Information (as defined in the SDS Agreement) disclosed by ATMI to MTG under the SDS Agreement through the Effective Date. The provisions of this Section 1.3 shall not apply to any Technical Information which after the Effective Date, is published, or becomes known publicly, or is otherwise legally available for use by the public through no fault of MTG.

1.4 Limited Mutual Release.

(a) MTG, on its behalf, and on behalf of its owners, shareholders, members, affiliates, divisions, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and representatives (collectively, the “MTG Release Parties”), hereby generally releases, acquits and forever discharges ATMI and its owners, shareholders, members, affiliates, divisions, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and representatives (collectively, the “ATMI Release Parties”) of and from any and all Liabilities, rights, remedies, demands, damages, controversies, actions, causes of action, suits, complaints, indebtedness, liens, encumbrances, promises, costs, fees, penalties, losses or relief of whatever nature or character, whether at law, in equity, or mixed, known or unknown, whether based on statutory or regulatory authority, common law, contract, tort or other basis, that the MTG Release Parties may have, may have had, or hereafter may have, arising under, from or in any way related to the Legacy Agreements (collectively, the “MTG Released Claims”), provided, however, that the MTG Released Claims do not include: (i) MTG’s right to indemnification from ATMI under Section 5.2(b); (ii) any Liabilities, or extinguish any rights or remedies granted to the MTG Release Parties, which, pursuant to Sections 1.2 and 1.3, survive the termination of the Legacy Agreements; or (iii) claims, disputes or litigation arising out of or related to any breach by either party of any of their obligations under this Agreement or any agreement, the execution of which is contemplated hereunder, including the Transition Services Agreement, the Manufacturing Agreement and the TNSC Japanese Distribution Agreement.

(b) ATMI, on its behalf, and on behalf of the ATMI Release Parties, hereby generally releases, acquits and forever discharges the MTG Release Parties of and from any and all Liabilities, rights, remedies, demands, damages, controversies, actions, causes of action, suits, complaints, indebtedness, liens, encumbrances, promises, costs, fees, penalties, losses or relief of whatever nature or character, whether at law, in equity, or mixed, known or unknown, whether based on statutory or regulatory authority, common law, contract, tort or other basis, that the ATMI Release Parties, may have, may have had, or hereafter may have, arising under, from or in any way related to the Legacy Agreements (collectively, the “ATMI Released Claims”), provided, however, that the ATMI Released Claims do not include: (i) ATMI’s right to indemnification from MTG under Section 5.2(a); (ii) any Liabilities, or extinguish any rights or remedies granted to the ATMI Release Parties, which, pursuant to Sections 1.2 and 1.3 of this Agreement, survive the termination of the Legacy Agreements; or (iii) claims, disputes or litigation arising out of or related to any breach by either party of any of their obligations under this Agreement or any agreement, the execution of which is contemplated hereunder, including the Transition Services Agreement, the Manufacturing Agreement and the TNSC Japanese Distribution Agreement.

(c) The releases set forth in Sections 1.4(a) and 1.4(b) (the “Mutual Release”) extend to claims which either of the parties does not know or suspect to exist in its favor, which if known by it would have materially affected its decision to enter into this Agreement. In connection with the waiver and relinquishment set forth in the Mutual Release, each party acknowledges that it is aware that, after executing this agreement, such party or its attorneys or agents may discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Mutual Release, but that it is its intention hereby to fully, finally, and forever settle and release all of the claims, matters, disputes and differences, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore may have existed against the other party, and which arise under, out of or in any way relate to the Legacy Agreements. In furtherance of this intention, the Mutual Release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claim or fact.

(d) Each party represents, warrants and covenants that:

(i) it is duly authorized and empowered to execute and enter into this Mutual Release;

(ii) it has received independent legal advice from its attorneys with respect to the advisability of executing this Mutual Release;

(iii) it has made such investigation of the facts pertaining to this Mutual Release and of all matters pertaining thereto as it deemed necessary;

(iv) neither it nor any Person acting for or on its behalf has filed any lawsuit, charge, complaint, petition or accusatory pleading against the other party with any federal, state or local governmental agency or in any court, based upon, arising out of or related to the Legacy Agreements; and neither it nor any other Person acting for or on its behalf will hereafter file, cause to be filed, or otherwise voluntarily participate, in any manner whatsoever, in the filing, investigation and/or prosecution of any lawsuit, charge, complaint, petition or accusatory pleading in any court or with any governmental agency concerning any matter released pursuant to the Mutual Release;

(v) there are no Proceedings pending or, to its Knowledge threatened, that challenge the execution, delivery and performance by either of the parties of the Mutual Release; and

(vi) there has been no assignment or other transfer by it or on its behalf prior to the Effective Date of any interest in any claim or other right released under the Mutual Release.

(e) Each of the parties agrees and acknowledges that the execution and delivery of the Mutual Release shall not constitute or be construed as an admission of any Liability whatsoever by either the MTG Release Parties or the ATMI Release Parties.

ARTICLE II

ASSET PURCHASE

2.1 Asset Purchase.

(a) Acquired Assets.

(i) Subject to the terms and conditions of this Agreement, MTG, on behalf of itself and its Affiliates, hereby sells, conveys, assigns and transfers to ATMI or its designated Affiliates, as the case may be, and ATMI, on behalf of itself and its Affiliates, hereby purchases, acquires and accepts from MTG, or one or more of its Affiliates, as the case may be, free and clear of all Liens, all of MTG’s and its Affiliates’ right, title and interest in and to the Day One Acquired Assets, subject to the Assumed Liabilities.

(ii) Subject to the terms and conditions of this Agreement, MTG shall (or shall cause its Affiliate to) sell, convey, assign and transfer the applicable Subsequently Acquired Assets to ATMI or its designated Affiliates, and ATMI or its designated Affiliates shall purchase, acquire and accept from MTG or its Affiliates, free and clear of all Liens, all of MTG’s or its Affiliates’, as the case may be, right, title and interest in and to the applicable Subsequently Acquired Assets upon the date of termination of the Support Services (as defined in the Transition Services Agreement) for the region in the Territory in which such Subsequently Acquired Assets are located, as provided in the Transition Services Agreement (each, a “Subsequent Transfer”).

(b) Assumed Liabilities. Subject to the terms and conditions of this Agreement, MTG hereby assigns and transfers to ATMI, and ATMI hereby assumes, the Assumed Liabilities.

(c) Excluded Assets and Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, ATMI shall not acquire or assume nor be deemed to acquire or assume and shall have no responsibility or obligation with respect to any of the Excluded Assets or Excluded Liabilities.

(d) Payment of Cash Consideration and Other Fees. Subject to the terms and conditions of this Agreement, in exchange for the termination of the Legacy Agreements and the purchase of the Day One Acquired Assets pursuant to Section 2.1(a)(i) and the assumption of the Assumed Liabilities pursuant to Section 2.1(b), on the Effective Date ATMI or its designated Affiliate shall pay to MTG or its designated Affiliate, the Cash Consideration, and within ten (10) days after MTG’s delivery to ATMI of the Trued-Up Gas Inventory Statement pursuant to Section 6.8, ATMI shall cause ATMI GmbH to pay Matheson Tri-Gas Europe GmbH the Inventory Purchase Price for the European Gas Inventory. Further, in consideration for certain manufacturing services provided by MTG or its Affiliates under the Legacy Agreements, within ten (10) days after MTG’s delivery to ATMI of the Trued-Up Gas Inventory Statement pursuant to Section 6.8, ATMI shall pay or cause its designated Affiliate to pay MTG or its designated Affiliate the Manufacturing Fees for the U.S. Gas Inventory and Korean Gas Inventory. The foregoing payments shall be made by wire transfer of immediately available funds in accordance with the payment information set forth on Schedule 2.1(d). Subject to the terms and conditions of this Agreement, at each Subsequent Transfer, ATMI shall, pursuant to Section 2.5(c), pay or cause its designated Affiliate to pay to MTG or its designated Affiliate the Inventory Purchase Price for the Subsequently Acquired Assets being acquired at such Subsequent Transfer.

(e) Payment of Sales Commissions. Upon any Gas Inventory existing as of the Effective Date for which ATMI previously paid to MTG a sales commission (each, a “Sales Commission”) being either: (i) sold to an End Customer; or (ii) transferred by MTG or its Affiliate to ATMI or its Affiliate in a Subsequent Transfer; or (iii) transferred by MTG or its Affiliate to ATMI or its Affiliate as part of the sale of the European Gas Inventory, MTG or one of its Affiliates shall refund to ATMI or its designated Affiliate such Sales Commission, in cash. A schedule setting forth the Sales Commissions is attached as Schedule 2.1(e) hereto.

2.2 Consents.

(a) General. The parties each agree and acknowledge that neither party has, as of the Effective Date: (i) delivered any notice to any counterparty to any of the Assumed Contracts; or (ii) obtained any consent from any counterparty to any of the Assumed Contracts, in each case concerning the Transfer of the Assumed Contracts from MTG or its Affiliate to ATMI or its Affiliate required under the terms and conditions of such Assumed Contracts.

(b) Consents and Approvals. Notwithstanding anything to the contrary herein, in the event that any Acquired Assets, or any legal claim, right or benefit arising thereunder or resulting therefrom, cannot be Transferred by MTG or its Affiliate to ATMI or its Affiliate on the Effective Date in accordance with applicable Law or the terms and conditions of the Acquired Asset because any applicable waiting or notice period has not expired or any consents or approvals required for such Transfer have not been obtained or waived (other than the consents or approvals required from MTG or ATMI, or any of their respective Affiliates), then the legal interest in such Acquired Assets shall not be Transferred by MTG or its Affiliate to ATMI or its Affiliate unless and until such waiting or notice period shall have expired or until such consent or approval, or waiver thereof, is obtained. MTG shall have the continuing obligation, both prior to and after the consummation of the Transactions to, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all necessary consents to, or approvals for, and make any filings for, the Transfer of the Acquired Assets and, upon obtaining such consents or approvals or making of required filings and notices or the expiration or termination of any applicable waiting or notice periods, such Acquired Assets shall be Transferred by MTG or its Affiliate to ATMI or its Affiliate; provided, however, that neither MTG nor its Affiliates shall have any obligation to obtain any such consent or approval for the Transfer of an Assumed Contract hereunder until (i) after the Effective Date, and (ii) ATMI has delivered to MTG or its Affiliate a written request that MTG or its Affiliate obtain such consent or approval, it being understood that in the event MTG or any of its Affiliates is notified by any counterparty to an Assumed Contract that any such consent or approval for the Transfer of such Assumed Contract is required to be obtained from such counterparty, MTG shall promptly provide written notice thereof to ATMI. Further, notwithstanding anything to the contrary in this Section 2.2(b), neither MTG nor its Affiliates shall be required to continue to seek any such consent or approval for the Transfer of an Assumed Contract if either (A) such consent or approval has not been obtained within ninety (90) days of the Effective Date (assuming compliance by MTG with its obligations hereunder) or (B) the expenses previously incurred by MTG in pursuing all consents and approvals addressed by this Section 2.2(b), together with the additional expenses expected to be incurred by MTG in pursuing any additional required consent or approval hereunder, would reasonably be expected to exceed ten thousand dollars ($10,000.00) in the aggregate, except to the extent that ATMI reimburses MTG for any expenses in excess of such $10,000.00 amount).

(c) Contracts Not Transferred. With respect to any Assumed Contract that is not Transferred to, and assumed by, ATMI or its Affiliate on the Effective Date by reason of any required consent or approval described in Section 2.2(b) not having been obtained or any applicable waiting or notice periods not having expired or terminated, MTG shall, and if applicable, shall cause its Affiliates to, continue to act as a contractual party to such Assumed Contract for the duration of and pursuant to the terms and conditions of the Transition Services Agreement and shall provide any rights or benefits received or available from such Assumed Contract to ATMI in accordance with reasonable instructions from ATMI; provided, however, that MTG shall not be required to take any action that is inconsistent with the terms and conditions of such Assumed Contract. Subject to the foregoing, ATMI shall have the sole and exclusive right to direct and control the exercise or waiver of any right under such Assumed Contract, including negotiations regarding and modifications to such Assumed Contract involving changes in pricing.

(d) Sole Obligation. MTG’s sole obligation with respect to Transfer of the Acquired Assets shall be as detailed in Sections 2.2(a), (b) and (c). In no event will the Cash Consideration be reduced or ATMI be entitled to any other compensation in the event that any Acquired Asset cannot be Transferred by MTG or its Affiliate to ATMI or its Affiliate due to

any consent or approval of any Government Entity or counterparty to such Acquired Asset concerning such Transfer required under applicable Law or the terms and conditions of such Acquired Assets not having been obtained despite MTG having satisfied its obligations under Sections 2.2(a), (b) and (c).

2.3 Effective Date Deliveries. Upon the Effective Date:

(a) Assets and Liabilities. MTG and ATMI shall deliver to each other duly executed counterparts of the Cylinder Bill of Sale, the U.S. Gas Inventory Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment and all other instruments, assignments and other documents and records which may be necessary or appropriate for conveying to ATMI good and legal title, free and clear of all Liens, to all of the Day One Acquired Assets. MTG shall: (i) cause its Affiliate, Taiyo Nippon Sanso Corporation (“TNSC”), to deliver to ATMI a duly executed counterpart of the Cylinder Bill of Sale, and (ii) cause its Affiliate, Matheson Tri-Gas Europe GmbH, to deliver to ATMI a duly executed counterpart of the European Gas Inventory Bill of Sale. ATMI shall cause its Affiliate ATMI GmbH to deliver to MTG a duly executed counterpart of the European Gas Inventory Bill of Sale.

(b) Payment of Cash Payment. ATMI shall pay (or cause to be paid) to MTG the Cash Consideration to one or more accounts as designated by MTG.

(c) Consents. MTG shall deliver to ATMI evidence satisfactory to ATMI of all of the filings and all authorizations, consents and approvals required in connection with the consummation of the Transactions, each of which are set forth on Schedule 2.3(c) (other than such consents or approvals for the Transfer of Assumed Contracts), it being agreed and acknowledged that: (i) ATMI shall accept assignment of the Ceradyne BF3 Supplier Contract on January 1, 2012, subject to MTG obtaining the appropriate consent to such assignment from Ceradyne pursuant to Section 2.2(b); and (ii) the Nukem BF3 Supplier Contract will be retained by MTG until its December 31, 2011 expiration date, but will be subject to Section 2.2(c).

(d) UCC-3s. MTG shall deliver to ATMI fully executed UCC-3s and other terminations, pay-offs and/or releases, or, at ATMI’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on the Acquired Assets.

(e) Transition Services Agreement. MTG and ATMI shall deliver to each other duly executed counterparts of the Transition Services Agreement.

(f) Manufacturing Agreement. MTG and ATMI shall deliver to each other duly executed counterparts of the Manufacturing Agreement.

(g) TNSC Japanese Distribution Agreement. MTG shall cause TNSC to deliver an executed counterpart to, and ATMI shall deliver to TNSC an executed counterpart to, the TNSC Japanese Distribution Agreement.

(h) TNSC Side Letter. MTG shall deliver to ATMI, and shall cause TNSC to deliver to ATMI, an executed counterpart to, and ATMI shall deliver to MTG an executed counterpart to, the TNSC Side Letter.

2.4 Delivery of Trued-Up Gas Inventory Statement; Payment of Inventory Purchase Price and Manufacturing Fee for Day One Gas Inventory. MTG shall, pursuant to Section 6.8, deliver to ATMI the Trued-Up Gas Inventory Statement within twenty (20) days after the Effective Date. Within ten (10) days after receipt of such Trued-Up Gas Inventory Statement, ATMI shall (i) pay to MTG the Manufacturing Fees for the U.S. Gas Inventory and Korean Gas Inventory, and (ii) cause ATMI GmbH to pay to Matheson Tri-Gas Europe GmbH the Inventory Purchase Price for the European Gas Inventory, in each case to one or more accounts as designated by MTG and set forth in the Trued-Up Gas Inventory Statement.

2.5 Subsequently Acquired Assets Deliveries. In connection with each Subsequent Transfer:

(a) Bill of Sale. MTG or its designated Affiliate and ATMI or its designated Affiliate shall deliver to each other duly executed counterparts of a Subsequent Bill of Sale with respect to the Subsequently Acquired Assets being transferred in such Subsequent Transfer;

(b) Officer’s Certificate. MTG shall deliver to ATMI a certificate executed by an officer of MTG confirming that the representations and warranties set forth in Sections 3.1 (Organization and Corporate Power), 3.2 (Authorization); 3.3 (MTG-Owned Cylinders and Gas Inventory); 3.4 (Product Warranty and Product Liability); 3.6 (Assets); and 3.10 (Compliance With Laws) are each true and correct with respect to the Subsequently Acquired Assets being transferred in such Subsequent Transfer as of the date of such Subsequent Transfer; and

(c) Payment of Inventory Purchase Price. ATMI or its designated Affiliate shall pay MTG or its designated Affiliate the Inventory Purchase Price for the Subsequently Acquired Assets being transferred in such Subsequent Transfer.

2.6 Allocation. The Cash Consideration (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated between: (a) the Acquired Assets and (b) the restrictive covenants set forth in Section 6.2(a), which allocation shall be agreed upon between the parties hereto within sixty (60) days after the Effective Date (the “Allocation”). ATMI and MTG shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation.

2.7 Withholding. The parties agree that ATMI or its Affiliate, and MTG or its Affiliate, shall each be permitted to withhold any taxes based on the sale of Gas Inventory required by Law. AMTI or its Affiliate or MTG or its Affiliate (as applicable) shall promptly pay all such amounts withheld to the applicable Government Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING MTG

As a material inducement to ATMI to enter into this Agreement and to consummate the Transactions, MTG represents and warrants to ATMI the following as of the Effective Date:

3.1 Organization and Corporate Power. MTG and each of its Affiliates that either (a) hold any Acquired Assets, or (b) have performed services for or on behalf of MTG in MTG’s operation of the Business prior to the Effective Date (collectively, the “Applicable Affiliates”)

are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation. MTG possesses all requisite power and authority necessary to execute and deliver this Agreement, and MTG and its Applicable Affiliates possess all requisite power and authority necessary to own and operate the Acquired Assets and to carry out the Transactions.

3.2 Authorization; No Breach.

(a) MTG’s execution, delivery and performance of this Agreement (including the Mutual Release) and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized by MTG. This Agreement (including the Mutual Release) constitutes a valid and binding obligation of MTG, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which MTG is a party, when executed and delivered by MTG in accordance with the terms hereof, shall each constitute a valid and binding obligation of MTG, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) Except as set forth on Schedule 3.2(b), the execution and delivery by MTG of this Agreement (including the Mutual Release) and all other agreements and instruments contemplated hereby to which it or any of its Affiliates is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by MTG does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien on the Acquired Assets pursuant to, (iv) give any third party the right to materially modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the applicable charter and other organizational documents of MTG or any of its Applicable Affiliates, (B) any material Law to which MTG, its Applicable Affiliates, or any of the Acquired Assets is subject, or any order, judgment or decree by which MTG, its Applicable Affiliates, or any of the Acquired Assets are subject or bound, or (C) any material note, bond, mortgage, indenture, deed of trust, Contract (excluding any Assumed Contract with a Low Volume End Customer) or other instrument or obligation to which MTG or any of its Applicable Affiliates is subject or any of the Acquired Assets is subject to or affected by. Except as set forth on Schedule 3.2(b), the consummation of the Transactions will not result in the loss or material impairment of MTG’s or any of its Applicable Affiliates’ rights in or to the tangible Acquired Assets, as the case may be.

3.3 MTG-Owned Cylinders and Gas Inventory. The Acquired Assets consisting of MTG-Owned Cylinders and Gas Inventory has been maintained in accordance with normal industry practice, are of a quality sufficient for use and sale in the ordinary course of business consistent with past custom and practice (subject to reasonable wear and tear) at selling prices which will not be subject to reduction from normal market pricing due solely to the failure of such MTG-Owned Cylinders and Gas Inventory to satisfy such quality requirements.

3.4 Product Warranty and Product Liability. Except as set forth on Schedule 3.4, to the Knowledge of MTG, since January 1, 2009, neither MTG nor any of its Applicable Affiliates has committed any act, and there has been no omission, which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to, product Liability or Liability for breach of warranty (whether express or implied or whether covered by insurance or not) on the part of MTG or its Applicable Affiliates, with respect to the MTG-Owned Cylinders or Gas Inventory. Except as set forth on Schedule 3.4, none of the MTG-Owned Cylinders or Gas Inventory is subject to any guarantee, warranty or other indemnity of MTG or its Applicable Affiliates to an End Customer.

3.5 Product Defects.

(a) Schedule 3.5(a) sets forth a list of all Licensed Products which have been recalled, withdrawn or suspended (whether voluntarily or otherwise) or for which, to the Knowledge of MTG, there is a current plan or has been a discussion regarding such a recall, withdrawal or suspension since January 1, 2009, other than immaterial customer returns made in the ordinary course of business consistent with past custom and practice.

(b) Except as set forth in Schedule 3.5(b), to the Knowledge of MTG, no set of facts or circumstances exist which would reasonably be expected to cause MTG or its Applicable Affiliates or any customer, third party retained by MTG or its Applicable Affiliates, distributor or wholesaler to recall, withdraw or suspend any of the Licensed Products filled, marketed, sold or delivered by MTG or its Applicable Affiliates from the market due to a product defect or to cease further distribution or marketing of such products due to a product defect, other than immaterial customer returns made in the ordinary course of business consistent with past custom and practice.

(c) Except as set forth in Schedule 3.5(c), to the Knowledge of MTG, the Licensed Products filled by MTG and its Applicable Affiliates since January 1, 2009, were, at the time of sale, free from defects that could create a material product hazard to consumers or a risk of serious injury or death and conformed in all material respects with all relevant product specifications and standards related to such products.

3.6 Title to Assets. Either MTG or one of its Applicable Affiliates owns and has good and valid title to each of the tangible Acquired Assets free and clear of all Liens.

3.7 Contracts and Commitments.

(a) Schedule 3.7(a) lists all High Volume Assumed Contracts as of September 16, 2011. To the Knowledge of MTG, the High Volume Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms, and in full force and effect and no party has repudiated any material provision of any High Volume Assumed Contract. Neither MTG nor any of its Applicable Affiliates is in receipt of any written claim of default or breach under any High Volume Assumed Contract. Except as set forth in Schedule 3.7(a), to the Knowledge of MTG, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by MTG or its Applicable Affiliates under any High Volume Assumed Contract; and MTG does not have any Knowledge of any existing or threatened breach by the other parties to any High Volume Assumed Contract.

(b) ATMI has been supplied with a true, complete and correct copy of each written High Volume Assumed Contract, together with all written amendments, waivers or other changes thereto. The data room which MTG has established to facilitate ATMI’s due diligence hereunder contains true, complete and correct copies of all such High Volume Assumed Contracts, together with all written amendments, waivers or other changes thereto, and ATMI has been given access to all such High Volume Assumed Contracts within such data room.

3.8 Intellectual Property Rights. Except as set forth in Schedule 3.8, no Proceedings are pending, and neither MTG nor its Applicable Affiliates have received any written notices (including cease-and-desist letters or offers to license), in each case, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property Rights of other Persons in the operation of the Business.

3.9 Litigation. Except as set forth on Schedule 3.9, there are no material Proceedings (including any arbitration Proceedings), grievances, indictments, condemnations, assessments or expropriations pending or, to the Knowledge of MTG, threatened, against or affecting any of the Acquired Assets or the Business, or pending or , to the Knowledge of MTG, threatened by MTG or its Applicable Affiliates against any third party, at law or in equity, or before or by any Government Entity (including any Proceedings with respect to the Transactions) involving or related to the Acquired Assets or the Business. Except as set forth on Schedule 3.9, the use or operation of any of the Acquired Assets or Business is not subject to any material judgment, order or decree of any Government Entity.

3.10 Compliance with Laws. In connection with its maintenance and use of the Acquired Assets and operation of the Business, MTG and its Applicable Affiliates have materially complied and are in material compliance with all applicable Laws. Except as set forth on Schedule 3.10, no notices have been received by and no claims have been filed against MTG or its Applicable Affiliates alleging a material violation of any applicable Laws that could reasonably be expected to materially adversely affect MTG’s or its Applicable Affiliates’ ownership, use or operations under any of the Acquired Assets or the Business.

3.11 Customers, Distributors and BF3 Suppliers. Schedule 3.11(a) contains a complete and accurate list of all (a) End Customers, (i) showing the approximate total sales to each such End Customer during the calender year ended December 31, 2010, and (ii) showing the approximate total sales to each such High Volume End Customers during the nine (9) month period from January 1, 2011 to September 30, 2011, and (b) Distributors, showing the approximate total sales to each such Distributor during the calendar year ended December 31, 2010. Except as set forth on Schedule 3.11(b), no High Volume End Customer, Distributor or BF3 Supplier within the last twelve (12) months has canceled or otherwise terminated, or to the Knowledge of MTG, intends to cancel or terminate, its relationship with MTG or any of its Affiliates. Except as set forth on Schedule 3.11(c), within the last twelve (12) months no High Volume End Customer of MTG or its Applicable Affiliates has notified MTG, or to the Knowledge of MTG, has notified its Applicable Affiliates, of any material complaints regarding the Licensed Products manufactured, marketed, sold or delivered by MTG or its Applicable

Affiliates or sought any material adjustments to any amounts owed by such High Volume End Customer to MTG or its Applicable Affiliates as a result of the failure of such Licensed Products to perform in conformity with all applicable contractual commitments.

3.12 Business. Except as set forth on Schedule 3.12, no Affiliates of MTG are engaged in the conduct of the Business.

3.13 Exclusivity of Representations. The representations and warranties made by MTG in this Agreement, the Transition Services Agreement, the Manufacturing Agreement, the TNSC Japanese Distribution Agreement and the TNSC Side Letter are the exclusive representations and warranties made by MTG and its Affiliates concerning the Transactions and MTG, on behalf of itself and its Affiliates, hereby disclaims any other express or implied representations or warranties. MTG is not, directly or indirectly, making any representations or warranties regarding the financial information, financial projections or other forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) concerning the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ATMI

As a material inducement to MTG to enter into this Agreement and to consummate the Transactions, ATMI represents and warrants to MTG the following as of the Effective Date:

4.1 Organization, Power and Authority. ATMI is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. ATMI possesses all requisite power and authority necessary to execute and deliver this Agreement and carry out the Transactions.

4.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement (including the Mutual Release) and all other agreements or instruments contemplated hereby to which ATMI is a party or by which ATMI is bound have been duly authorized by ATMI. This Agreement (including the Mutual Release) and all other agreements contemplated hereby to which ATMI is a party, when executed and delivered by ATMI in accordance with the terms hereof, shall each constitute a valid and binding obligation of ATMI, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) Except as set forth on Schedule 4.2(b), the execution, delivery and performance by ATMI of this Agreement (including the Mutual Release) and all other agreements contemplated hereby to which ATMI is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by ATMI, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of ATMI, (B) any Law to which ATMI is subject, or (C) any material agreement, instrument, order, judgment or decree to which ATMI is subject.

ARTICLE V

INDEMNIFICATION

5.1 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive for the period starting on the Effective Date and ending one (1) year thereafter, except that the representations and warranties set forth in Sections 3.1, 3.2(a), 4.1, and 4.2(a) (collectively, the “Fundamental Representations”) shall survive indefinitely; provided, that any representation or warranty in respect of which indemnity may be sought under this Article V, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy or breach giving rise to such right of indemnity shall have been given to the party against whom such indemnity is being sought prior to such time. The representations and warranties in this Agreement shall survive for the periods set forth in this Section 5.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Indemnitee, or the Knowledge of any Indemnitee’s officers, directors, shareholders, employees or agents or the acceptance by any Indemnitee of any certificate hereunder. The agreements and covenants set forth in this Agreement shall survive indefinitely, unless specifically stated otherwise.

5.2 General Indemnification.

(a) Indemnification Obligations of MTG. Subject to the last paragraph of this Section 5.2(a), after the Effective Date, MTG shall indemnify ATMI and its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, “ATMI Indemnified Parties”) and hold each of them harmless against and pay on behalf of or reimburse ATMI Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage, Tax or expense, whether or not arising out of third party claims, including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and after deducting all insurance proceeds actually received in connection with any of the foregoing, net of any increase in insurance premiums resulting therefrom (collectively, “Losses”, and each a “Loss”), which any ATMI Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute an inaccuracy or breach of any representation or warranty of MTG set forth in this Agreement;

(ii) any nonfulfillment, non-compliance or breach of any covenant, agreement or other provision by MTG set forth in this Agreement;

(iii) any third party claims, actions or proceedings brought against the ATMI Indemnified Parties with respect to MTG Non-Compliance Liabilities, MTG Non-Performance Liabilities or MTG Warranty Liabilities; or

(iv) other than to the extent constituting MTG Non-Compliance Liabilities, MTG Non-Performance Liabilities or MTG Warranty Liabilities (MTG’s indemnification obligations for which are set forth in clause (iii) above), any Excluded Liability.

If and to the extent any provision of this Section 5.2(a) is unenforceable for any reason, MTG agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 5.2(a) which is permissible under applicable Laws. Notwithstanding anything to the contrary contained herein, for purposes of this indemnification, MTG shall be liable for any breach of this Agreement by or caused by an MTG Affiliate.

(b) Indemnification Obligations of ATMI. Subject to the last paragraph of this Section 5.2(b), after the Effective Date, ATMI shall indemnify MTG and its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, “MTG Indemnified Parties”) and hold them harmless against any Losses which any MTG Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute an inaccuracy or breach of any representation or warranty of ATMI set forth in this Agreement;

(ii) any non-fulfillment, non-compliance or breach of any covenant, agreement or other provision by ATMI set forth in this Agreement;

(iii) any third party claims, actions or proceedings brought against the MTG Indemnified Parties with respect to ATMI Non-Compliance Liabilities, ATMI Non-Performance Liabilities or ATMI Consent Liabilities; or

(iv) other than to the extent constituting ATMI Non-Compliance Liabilities, ATMI Non-Performance Liabilities or ATMI Consent Liabilities (ATMI’s indemnification obligations for which are set forth in clause (iii) above), any Assumed Liability.

If and to the extent any provision of this Section 5.2(b) is unenforceable for any reason, ATMI hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 5.2(b) which is permissible under applicable Laws. Notwithstanding anything to the contrary contained herein, for purposes of this indemnification ATMI shall be liable for any breach of this Agreement by or caused by an ATMI Affiliate.

(c) Limitations on Indemnification. Notwithstanding the foregoing:

(i) Neither party shall be required to indemnify the ATMI Indemnified Parties or MTG Indemnified Parties, as applicable, in respect of any Losses suffered by such ATMI Indemnified Parties or MTG Indemnified Parties, as applicable, under Sections 5.2(a)(i) or 5.2(b)(i), as applicable (other than (A) with respect to fraud, willful misconduct or intentional misrepresentations, (B) inaccuracies or breaches of the Fundamental Representations, and (C) ATMI’s indemnification obligation concerning the matter set forth on Schedule 7.1), for any single Loss or series of related Losses, unless the aggregate of all Losses suffered hereunder by the ATMI Indemnified Parties or MTG Indemnified Parties, as applicable, exceeds two hundred and fifty thousand dollars ($250,000.00) and then only for such Losses exceeding said sum;

(ii) Except in the event of (A) fraud, willful misconduct or intentional misrepresentations by either party hereunder, (B) a breach by either party of the covenants set forth in Section 6.2 (Restrictive Covenants), or (C) ATMI’s indemnification obligation concerning the matter set forth on Schedule 7.1 (in each case, for which there shall be no limit to the applicable party’s indemnification obligation hereunder), in no event shall the aggregate amount of Losses paid by MTG under Section 5.2(a) or by ATMI under Section 5.2(b) exceed five million two hundred and fifty thousand dollars ($5,250,000.00);

(iii) Except (A) in the event of (1) fraud, willful misconduct or intentional misrepresentations by either party hereunder, or (2) a breach by either party of the covenants set forth in Section 6.2 (Restrictive Covenants), or (B) with respect to any such damages paid by such Indemnitee to a third party, under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential, indirect, punitive or other similar damages, including lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation;

(iv) No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by the other party. The party seeking indemnification under this Section 5.2 shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder; and

(v) If any Person making a claim for indemnification of Losses under this Section 5.2 (an “Indemnitee”) receives any payment under an applicable insurance policy in respect of such Losses, or from any other Person alleged to be responsible for such Losses, subsequent to receipt of an indemnification payment in respect of such Losses, then such Indemnitee shall promptly reimburse the indemnifying party (an “Indemnitor”), as applicable, for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the lesser of (A) the amount received by the Indemnitee from such insurance policy or other Person in respect of such Losses, net of any expenses incurred by the Indemnitee in collecting such amount and net of any increase in premium resulting therefrom, and (B) the excess, if any, of the total amount actually received in respect of such Losses from such insurance policy or other Person and from the indemnification payment from the Indemnitor over the sum of the total amount of such Losses suffered by the Indemnitee and the expenses incurred by the Indemnitee in collecting such amounts.

(d) Indemnification Procedures. The parties shall adhere to the indemnification procedures set forth in Exhibit E and incorporated by reference in and made a part of this Article V.

(e) Cash Consideration Adjustment. All indemnification payments under this Article V shall be deemed adjustments to the Cash Consideration.

(f) Materiality Qualifications. Notwithstanding anything to the contrary in Articles III and IV, the materiality qualifications contained in the representations and warranties of the parties set forth in Articles III and IV (however they may be phrased) shall not be taken into account for purposes of the parties’ indemnification obligations pursuant to this Article V in determining whether a breach of such representation and warranty has occurred and, if such breach has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses resulting from, incurred in connection with, relating or incidental to, or by virtue of, such breach of such representation and warranty under this Article V.

(g) No Indemnification Rights for Released Claims. Notwithstanding anything to the contrary in this Article V, in no event will: (i) any of the MTG Indemnified Parties have any right to indemnification from ATMI under this Article V with respect to any of the MTG Released Claims; and (ii) any of the ATMI Indemnified Parties have any right to indemnification from MTG under this Article V with respect to any of the ATMI Released Claims.

(h) Exclusive Remedy. Except for equitable remedies pursuant to Section 8.16 in connection with any breach of this Agreement and the surviving obligations under the Legacy Agreements pursuant to Section 1.2, the indemnity obligations under Article V shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty and any nonfulfillment, non-compliance or breach of any covenant, agreement or other provision under this Agreement. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

ARTICLE VI

COVENANTS AND AGREEMENTS

Each of the parties hereto agrees as follows with respect to the period after the Effective Date:

6.1 Tax Matters.

(a) Cooperation. ATMI and MTG agree to furnish or cause to be furnished to the other parties, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by ATMI or MTG, or their respective Affiliates, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of ATMI and MTG shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least seven (7) years following the date hereof, and shall cause their Affiliates to do the same. ATMI and MTG shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Acquired Assets or the Allocation and shall cause their Affiliates to do the same.

(b) Certain Taxes. MTG and ATMI shall each be responsible for and pay fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement. Each party shall pay its allocable portion of any such Taxes when due and the parties shall reasonably cooperate with each other concerning the preparation and filing of all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes. If required by applicable law, each party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, the parties agree and acknowledge that this Section 6.1(b) does not apply to any value-added or similar taxes imposed on the sale of Gas Inventory, which will be paid by the purchaser of the applicable Gas Inventory.

6.2 Restrictive Covenants.

(a) MTG agrees that during the period beginning on the date hereof and ending on the seventh (7th) anniversary of the effective date of termination of the Manufacturing Agreement (the “Non-Compete Period”), MTG will not, either on its own or through any Affiliate, joint venture or by any other entity in which MTG has any interest whatsoever, make, have made, use or sell any Competitive Products in any jurisdiction worldwide within the Field of Use, or be financially interested in or otherwise assist any other Person with the making, use or sale of any Competitive Products in any jurisdiction worldwide within the Field of Use; provided, however, that, notwithstanding the foregoing, (i) MTG may (A) sell and install Competitive Products pursuant to a site gas management contract under which MTG provides Site Gas Management Services for a customer, and (B) sell gas and/or liquid product as a High Pressure Product which may be transfilled into a Competitive Product, provided, that neither MTG nor any Affiliate, joint venture or any other entity in which MTG has any interest may perform or facilitate any such transfilling, (ii) nothing in this Section 6.2(a) shall prevent or restrict MTG from making, having made, using or selling any products for applications outside the Field of Use, (iii) neither MTG’s activities in compliance with Section 2.2(c) or under the Transition Services Agreement nor TNSC’s activities in compliance with the TNSC Japanese Distribution Agreement shall constitute a breach of MTG’s obligations under this Section 6.2(a), and (iv) in no event will this Section 6.2(a) be construed as imposing any obligations on MTG or any of its Affiliates with respect to actions in Japan, it being agreed and acknowledged that the restrictive covenants in TNSC Japanese Distribution Agreement set forth the sole obligation of MTG and its Affiliates with respect to actions in Japan.

(b) ATMI agrees that during the Non-Compete Period, ATMI will not, either on its own or through any Affiliate, joint venture or by another entity in which ATMI has any interest whatsoever, enter into an agreement with a MTG Competitor that gives such MTG Competitor any of the rights that MTG had under the SDS Agreement or the VAC Agreement to market or sell SDS Products or VAC Products, respectively, or otherwise permit, allow or authorize such MTG Competitor to exercise any such rights to market and sell SDS Products and VAC Products; provided, however, that, notwithstanding the foregoing:

(i) ATMI may engage in transactions with a MTG Competitor for reselling SDS Products or VAC Products to a customer if such MTG Competitor is providing Site Gas Management Services for such customer;

(ii) ATMI may enter into an agreement with a MTG Competitor that gives such MTG Competitor the right to market and sell any SDS Products and/or VAC Products in one or more countries, based on ATMI’s inability to obtain a license or permit that is required in order to be able to sell such SDS Products and/or VAC Products in such country or countries, provided, that (A) ATMI shall notify MTG of the foregoing situation, and MTG shall have the first right to negotiate for a period of fifteen (15) Business Days to provide such services to ATMI before ATMI enters into an agreement with a MTG Competitor for the same, and (B) ATMI’s inability to obtain such license or permit shall not occur due to the cost or time necessary to obtain such a license or permit, except that ATMI shall have the right to license a MTG Competitor under this Section 6.2(b)(ii) temporarily during the period it takes for ATMI to secure the license or permit as long as ATMI is diligently and expeditiously pursuing the licensing and permitting process. Additionally, if ATMI enters into an agreement with any MTG Competitor under this Section 6.2(b)(ii), such agreement shall not give the MTG Competitor the right to offer its own or a third party’s High Pressure Products along with the SDS Products and/or VAC Products as a bundle; and

(iii) in no event will this Section 6.2(b) be construed as imposing any obligations on ATMI or any of its Affiliates with respect to actions in Japan, it being agreed and acknowledged that the restrictive covenants in TNSC Japanese Distribution Agreement set forth the sole obligation of ATMI and its Affiliates with respect to actions in Japan.

For the avoidance of doubt, the restrictions set forth in this Section 6.2(b) shall not be broader in scope than the rights granted to MTG under the SDS Agreement and the VAC Agreement to market and sell SDS Products and VAC Products, respectively. For example, and in illustration of the foregoing sentence, ATMI shall be free to enter into an agreement or relationship with an MTG Competitor for the sale and distributions of SDS Products outside of the Field of Use.

Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.2(b) shall be inapplicable and become null and void if ATMI consummates a transaction with a MTG Competitor pursuant to which such MTG Competitor becomes a successor in interest to ATMI’s business (whether by merger, acquisition, consolidation, change of control, reorganization or sale of substantially all of ATMI’s assets to which this Agreement relates); provided, however, that if the foregoing occurs at any time during the first twelve (12) months after the Effective Date, ATMI’s agreement with such MTG Competitor shall prohibit ATMI and such MTG Competitor from offering its own High Pressure Products along with the SDS Products and/or VAC Products as a bundle during the period that ends on the first anniversary of the Effective Date, and MTG shall be a third party beneficiary of this contractual prohibition.

(c) MTG agrees that the covenant set forth in Section 6.2(a) and ATMI agrees that the covenant set forth in Section 6.2(b) is reasonable in temporal and geographic scope and otherwise in all other respects, and has been made in order to induce MTG and ATMI to enter into this Agreement.

(d) In the event of a breach or violation of Section 6.2(a) by MTG or Section 6.2(b) by ATMI, the Non-Compete Period shall be tolled as to the breaching party until such breach or violation has been duly cured.

6.3 Further Assurances.

(a) Following the consummation of the Transactions, MTG shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as ATMI may reasonably request to effect, consummate, confirm or evidence the Transactions, including the transfer to ATMI or its Affiliates, as the case may be, of all instruments, assignments and other documents and records which may be necessary or appropriate for conveying to ATMI or its Affiliates good and legal title free and clear of all Liens and other Liabilities to all of the Acquired Assets (other than the Assumed Liabilities) and MTG shall, and shall cause its Affiliates to, execute such documents as may be necessary or appropriate to assist ATMI in preserving or perfecting its rights or the rights of its Affiliates, as the case may be, in the Acquired Assets and its ability to conduct the Business after the Effective Date.

(b) During the Non-Compete Period, MTG shall not, and shall cause its Affiliates to not, in any manner take or cause to be taken any action which is designed or intended to discourage, or would be reasonably anticipated to have the effect of discouraging, any End Customers or BF3 Supplier from maintaining the same business relationships in connection with the Business and the Acquired Assets after the Effective Date as were maintained in connection with the Business and the Acquired Assets prior to the Effective Date. Except as set forth in the Transition Services Agreement, MTG agrees that after the Effective Date, it shall, and shall cause its Affiliates to, refer all customer inquiries relating to the SDS Products and VAC Products to ATMI.

(c) Following the consummation of the Transactions, MTG shall promptly pay or deliver to ATMI any amounts or items that may be received by MTG that constitute Acquired Assets and ATMI shall promptly pay or deliver to MTG any amounts or items that may be received by ATMI that constitute Excluded Assets.

(d) ATMI acknowledges and agrees that, as of the Effective Date, MTG and its Affiliates have no obligation to participate in or structure the operation of the Business other than as set forth in the Transition Services Agreement, the Manufacturing Agreement, the TNSC Japanese Distribution Agreement and the TNSC Side Letter.

(e) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall restrict MTG or its Affiliates in any manner from manufacturing, marketing, selling and/or distributing High Pressure Products to End Customers.

6.4 Confidentiality. Following the consummation of the Transactions, MTG shall, and shall cause its Affiliates to, maintain as confidential and shall not use or disclose (except as required pursuant to the Transition Services Agreement, the Manufacturing Agreement, by law

or as authorized in writing by ATMI) any information or materials relating to the businesses, operations and affairs conducted with respect to the Acquired Assets (including any business plans, practices and procedures, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply, customer lists, and other confidential information relating to the Business) that is not already, or later becomes (through no breach by MTG of its confidentiality obligations with respect to such information), generally available to the public. In the event MTG or any of its Affiliates is required by law to disclose any such confidential information, MTG shall promptly notify ATMI in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with ATMI to obtain a protection order and otherwise preserve the confidentiality of such information consistent with applicable law. Notwithstanding anything herein to the contrary, MTG may use Residuals for any purpose, including, for example, use in connection with selling products (other than Competitive Products) to End Customers; provided that this right to use Residuals does not result in or amount to a license under any patents of ATMI. The term “Residuals” means any information retained in the unaided memories of MTG’s employees who have had access to ATMI’s confidential information pursuant to the terms of this Agreement. An employee’s memory is unaided if the employee has not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it to a third party. Subject to the terms and conditions of this Agreement, MTG’s employees shall not be prevented from using Residual information as part of the employees’ skill, knowledge, talent, and/or expertise on future projects.

6.5 Insurance. MTG agrees not to, and shall cause its Affiliates not to, take any action after the consummation of the Transactions to impede or impair ATMI’s rights to make a claim under any of the insurance policies maintained by MTG with respect to its properties, assets and businesses to the extent such claim relates to Losses that arise out of any act, omission, occurrence, fact or circumstance existing or occurring prior to the consummation of the Transactions, except to the extent such Losses are attributable to third party claims for which ATMI has an obligation to indemnify MTG pursuant to Section 5.2(b). Without limiting the rights of ATMI or MTG elsewhere in this Agreement, if any claims are made, or Losses occur prior to the consummation of the Transactions, that relate to the Acquired Assets or the Assumed Liabilities, and claims may be made against the insurance policies maintained by MTG or its Affiliates with respect to its properties, assets and businesses, then MTG shall, and shall cause its Affiliates to, use commercially reasonable efforts to ensure that ATMI or its respective Affiliates can file notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies and MTG agrees to, and shall cause its Affiliates to, otherwise cooperate with ATMI or its Affiliates to make the benefits of any such insurance policies available to ATMI or their Affiliates, provided, that, subject to Article V hereof, (i) all of MTG’s and its Affiliates’ costs and expenses incurred in connection with the foregoing are promptly paid by ATMI and (ii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of MTG or any of its Affiliates in respect thereof.

6.6 Intellectual Property License.

(a) MTG hereby grants to ATMI an irrevocable, perpetual, non-exclusive, worldwide, non-transferable (except in accordance with Section 6.6(b) and Section 8.3), non-

sublicensable (except in accordance with Section 6.6(b)), royalty-free license, under the Business Intellectual Property existing as of the Effective Date to make, use, sell, and distribute Licensed Products in the Field of Use in the same manner as MTG and its Affiliates made, used, sold and distributed the Licensed Products in the Field of Use as of the Effective Date.

(b) ATMI’s license granted pursuant to Section 6.6(a) shall not be sublicensed by ATMI without the prior written approval of MTG, which consent shall not be unreasonably withheld or delayed, except that ATMI may sublicense its license (i) to its Affiliates, and (ii) to any vendors or service providers for the sole purpose of providing services to ATMI, and solely within the scope of the license granted pursuant to Section 6.6(a).

(c) Except as expressly provided in this Section 6.6, no license or other right is granted by MTG or its Affiliates by implication, estoppel or otherwise, under any patents, trade secrets, or other intellectual property rights now or hereafter owned or controlled by MTG or its Affiliates.

(d) MTG’s sole obligation to provide information or documentation with respect to the Business Intellectual Property will be pursuant to the Transition Services Agreement.

6.7 Non-Solicitation for Employment. Each of ATMI and MTG agrees that during the two (2)-year period after the Effective Date, such party shall not, and shall cause its Affiliates to not, directly or indirectly, without the other party’s prior written consent:

(a) solicit or attempt to solicit for employment, hire or attempt to hire, engage or attempt to engage or in any other way induce or attempt to induce to leave the employ of or engagement by the other party or any of its Affiliates, any person who is, on the date of such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, or who was, during the six (6)-month period preceding such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, an officer, employee or consultant to the other party or any of its Affiliates; or

(b) in any other way deliberately interfere with the relationship between the other party or its Affiliates and any such person.

Notwithstanding anything to the contrary contained herein, this Section 6.7 shall not prohibit or restrict either party or their respective Affiliates from (i) making general advertisements or other general solicitations of employment not specifically directed at the officers, employees or consultants of the other party or its Affiliates or hiring any person in response thereto, (ii) soliciting for employment or hiring any person who was terminated as an officer, employee or consultant by the other party or its Affiliates, or (iii) soliciting for employment or hiring any person whose relationship with the other party or any its Affiliate was terminated at least six (6) months prior to any such solicitation.

6.8 Gas Inventory True-Up. Within twenty (20) days after the Effective Date, MTG shall prepare and supply to ATMI a statement (the “Trued-Up Gas Inventory Statement”) setting forth: (i) its calculation, based on a physical inventory conducted by MTG in accordance with customary commercial practices at which ATMI’s representative may, at ATMI’s option, be present, of the amount, on a region by region basis in the Territory, of the Gas Inventory in existence as of the Effective Date, and (ii) the Inventory Purchase Price and Manufacturing Fee with respect to such Gas Inventory (such Inventory Purchase Price. Within ten (10) days after delivery by MTG to ATMI of the Trued-Up Gas Inventory Statement, ATMI shall (i) pay to MTG the Manufacturing Fees for the U.S. Gas Inventory and Korean Gas Inventory, and (ii) cause ATMI GmbH to pay to Matheson Tri-Gas Europe GmbH the Inventory Purchase Price for the European Gas Inventory.

6.9 Bulk Sales Laws. MTG and ATMI each hereby waives, to the fullest extent allowable under applicable Law, compliance with the requirements of the bulk sales or bulk transfer Laws of any jurisdiction which may be applicable to the transactions contemplated by this Agreement.

ARTICLE VII

DEFINITIONS

For the purposes hereof, the following terms have the meanings set forth below:

“Acquired Assets” means the Day One Acquired Assets and the Subsequently Acquired Assets.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.6.

“Applicable Affiliates” has the meaning set forth in Section 3.1.

“Asian Gas Inventory” means all Gas Inventory as of the Effective Date that is located in China, Korea, Taiwan, Singapore or Malaysia.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Effective Date, between MTG and ATMI, in the form attached hereto as Exhibit C.

“Assumed Contracts” means: (a) all Contracts to which MTG or any of its Affiliates is a party with End Customers (other than contracts between TNSC and End Customers located in Japan) for the sale of Licensed Products, and (b) the BF3 Supplier Contracts (subject to Section 2.3(c)), and, in each case, all rights pursuant thereto. In the event that a Contract with an End Customer includes the End Customer purchasing product from MTG or its Affiliates in addition to the Licensed Products, then only those rights and obligations specifically set forth in such Contract which specifically apply to Licensed Products shall be included as part of the definition of Assumed Contract. For the avoidance of doubt, Assumed Contracts shall not include any Contract that has been terminated or has expired in accordance with its terms prior to the Effective Date.

“Assumed Liabilities” means:

(a) all Liabilities to the extent relating to or arising out of the operation of the Business by ATMI and its Affiliates from and after the Effective Date (including, for the avoidance of doubt, all such Liabilities pertaining to: (x) the obligation to dispose of any MTG-Owned Cylinders purchased by ATMI or its Affiliates from MTG or its Affiliates hereunder, as well as any ATMI-owned SDS2 cylinders, (y) any product warranty obligations to End Customers under Assumed Contracts relating to Licensed Products sold by MTG or its Affiliates prior to the Effective Date, and (z) the matter set forth in Schedule 7.1), other than:

(i) any such Liabilities to the extent relating to or arising out of failure by MTG or any of its Affiliates, prior to the Effective Date, to (A) comply with applicable Laws with respect to the manufacture, assembly, handling, transportation, storage or use of the Licensed Products, or (B) follow or adhere to the standards, specifications, procedures and instructions attached hereto as Exhibit G, in each case with respect to Licensed Products manufactured by MTG or any of its Affiliates (“MTG Non-Compliance Liabilities”);

(ii) any such Liabilities to the extent relating to any failure of the Licensed Products to satisfy the product specifications attached hereto as Exhibit H that are caused by: (A) MTG’s or its Affiliates’ acts or omissions in assembling, filling or handling the cylinders used in connection with the Licensed Products in violation of (1) any applicable Laws or (2) the manufacturing instructions and procedures set forth in the Legacy Agreements; or (B) gas supplied by MTG or its Affiliates for filling into such cylinders, in the case of each of the foregoing clauses (A) and (B), prior to the Effective Date (“MTG Non-Performance Liabilities”); and

(iii) any such Liabilities to the extent arising out of any Licensed Product warranty provision in any Assumed Contract with a Low Volume End Customer as such Assumed Contract exists on the Effective Date, to the extent such Liabilities are in excess of the Liabilities to such Low Volume End Customer that ATMI or its Affiliate would have assumed under the Licensed Product warranty provision set forth in MTG’s standard form of purchase order terms and conditions attached hereto as Exhibit K, had such standard form of purchase order terms and conditions governed such Assumed Contract, rather than the Licensed Product warranty provision in such Assumed Contract (“MTG Warranty Liabilities”). For the avoidance of doubt, this clause (iii) shall only apply to the current term of any Assumed Contract as of the Effective Date and not to any extension or renewal of any such term (including any automatic extensions or renewals of such Assumed Contracts where ATMI would have had the ability to opt out of or decline such extensions or renewals), and notwithstanding anything otherwise expressed or implied herein, shall in no event be applicable for a period of more than one (1) year following the Effective Date;

(b) any Liabilities to the extent resulting from any failure of MTG or its applicable Affiliate to, prior to the Effective Date, obtain any consent or approval of any counterparty to any of the Assumed Contracts, in each case concerning the Transfer of the Assumed Contracts from MTG or its Affiliate to ATMI or its Affiliate required under the terms and conditions of such Assumed Contract (“ATMI Consent Liabilities”); provided that ATMI Consent Liabilities shall not include any Liabilities resulting from a breach by MTG of its obligations pursuant to Section 2.2(b) or (c) of this Agreement; and

(c) ATMI Non-Compliance Liabilities and ATMI Non-Performance Liabilities, as such terms are herein described and defined. For purposes of clarification, “Assumed Liabilities” shall not include MTG Non-Compliance Liabilities, MTG Non-Performance Liabilities or MTG Warranty Liabilities, all of which shall be considered “Excluded Liabilities”.

“ATMI” has the meaning set forth in the preamble to this Agreement.

“ATMI Assignee” has the meaning set forth in Section 8.3.

“ATMI Indemnified Parties” has the meaning set forth in Section 5.2(a).

“ATMI Release Parties” has the meaning set forth in Section 1.4(a).

“ATMI Released Claims” has the meaning set forth in Section 1.4(b).

“BF3 Supplier Contracts” means, collectively: (a) that certain Sales Agreement between MTG and Nukem, dated as of September 1, 2009, as amended (the “Nukem BF3 Suppler Contract”), and (b) that certain Quotation between MTG and Ceradyne, dated as of January 17, 2011 (the “Ceradyne BF3 Suppler Contract”).

“BF3 Suppliers” means, collectively, Nukem and Ceradyne.

“Business” means the manufacturing, marketing, distribution, sales and other related business operations conducted by MTG and its Affiliates pursuant to and in connection with the Legacy Agreements prior to the Effective Date.

“Business Day” means each day which is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law or executive order to close.

“Business Intellectual Property” means all Intellectual Property Rights owned (in whole or in part) or held for use by MTG and its Affiliates and developed, created, reduced to practice or otherwise acquired in connection with the Business and MTG’s and its Affiliates’ performance under the Legacy Agreements, including: (a) all Intellectual Property Rights consisting of SDS Technology, the SDS Mark, Technical Information and Improvements, including Matheson Improvements and Joint Improvements (as such capitalized terms in this subsection (a) are defined in the SDS Agreement, including, solely for purposes of this definition, “SDS Technology”); and (b) all VAC Technology.

“Cash Consideration” means the value of ninety-five million U.S. dollars ($95,000,000.00), allocated in accordance with the Allocation.

“CEO” has the meaning set forth in Section 8.7.

“CFO” has the meaning set forth in Section 8.7.

“Ceradyne” means Ceradyne, Inc.

“Challenge” has the meaning set forth in Exhibit E.

“Claim” has the meaning set forth in Exhibit E.

“Claim Response” has the meaning set forth in Exhibit E.

“Claims Notice” has the meaning set forth in Exhibit E.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Product” means any product similar to or otherwise competitive with SDS Products or VAC Products, including any product based on, incorporating or otherwise using sub-atmospheric pressure gas delivery and/or storage technology. For the avoidance of doubt, High Pressure Products shall not be deemed “Competitive Products.”

“Contract” means any contract, agreement, lease, warranty, license, binding arrangement, commitment or instrument, including all amendments, exhibits, schedules and similar supplements thereto.

“Current Year Accounting Statements” means the 2011 monthly SDS sales files and 2011 quarterly SDS RDGMA files issued by Matheson to ATMI and the Final Accounting Statement.

“Cylinder Bill of Sale” means the bill of sale for the transfer of MTG-Owned Cylinders, dated as of the Effective Date, by and among MTG, TNSC and ATMI, in the form attached hereto as Exhibit B-1.

“Day One Acquired Assets” has the meaning set forth in Exhibit A-1.

“Day One Gas Inventory” means the European Gas Inventory and the U.S. Gas Inventory.

“Dispute” has the meaning set forth in Section 8.7.

“Distributor” means any distributor who distributes Licensed Products to third parties for or on behalf of MTG or any of its Affiliates.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“End Customer” means any end customer who purchases Licensed Products from MTG or its Affiliates for its own use and not for resale.

“European Gas Inventory” means all Gas Inventory as of the Effective Date that is located in Europe.

“European Gas Inventory Bill of Sale” means the bill of sale for the transfer of the European Gas Inventory, dated as of the Effective Date, by and between Matheson Tri-Gas Europe GmbH and ATMI GmbH in the form attached hereto as Exhibit B-2.

“Excluded Assets” means all assets other than the Acquired Assets.

“Excluded Liabilities” means all Liabilities to the extent related to or arising out of the operation of the Business by MTG and its Affiliates prior to the Effective Date, other than:

(a) any such Liabilities to the extent relating to or arising out of failure by ATMI or any of its Affiliates, prior to the Effective Date, to (A) comply with applicable Laws with respect to the manufacture, assembly, handling, transportation, storage or use of the Licensed Products, or (B) follow or adhere to the standards, specifications, procedures and instructions as set forth in Exhibit G, in each case with respect to Licensed Products manufactured by ATMI or its Affiliates (“ATMI Non-Compliance Liabilities”);

(b) any such Liabilities to the extent relating to any failure of the Licensed Products to satisfy the product specifications attached hereto as Exhibit H (including any failure caused by a defect in material and/or workmanship of the cylinders or valves) except for any such failure caused by: (i) MTG’s or its Affiliates’ acts or omissions in assembling, filling or handling the cylinders used in connection with the Licensed Products in violation of (A) any applicable Laws or (B) the manufacturing instructions and procedures set forth in the Legacy Agreements; or (ii) gas supplied by MTG or its Affiliates for filling into such cylinders, in the case of each of the foregoing clauses (i) and (ii), prior to the Effective Date (“ATMI Non-Performance Liabilities”);

(c) any such Liabilities to the extent and for which MTG is entitled to indemnification from ATMI under the surviving provisions of the Legacy Agreements set forth in Section 1.2; and

(d) MTG Non-Compliance Liabilities, MTG Non-Performance Liabilities and MTG Warranty Liabilities. For purposes of clarification, “Excluded Liabilities” shall not include ATMI Non-Compliance Liabilities, ATMI Non-Performance Liabilities and ATMI Consent Liabilities, all of which shall be considered “Assumed Liabilities”.

“Field of Use” means ion implant applications, including any applications using a beamline implant tool.

“Final Accounting Statement” means the September 2011 SDS Sales file and the 2011 Q3 SDS RDGMA file (for the period from July 1, 2011 until the Effective Date) to be issued by Matheson to ATMI.

“Final Resolution” has the meaning set forth in Exhibit E.

“Fundamental Representations” has the meaning set forth in Section 5.1.

“Gas Inventory” means all gases contained in the Licensed Product inventory in finished form owned by MTG, its Affiliates and its Distributors as of the Effective Date, other than the gases in any Licensed Product inventory owned by TNSC in Japan.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over MTG, the Business or the Acquired Assets.

“High Pressure Products” means products that both store and deliver gases and/or liquids under high pressure (e.g., store and deliver at a pressure above zero psig and/or where the storage pressure equals the delivery pressure).

“High Volume Assumed Contracts” means all Contracts with High Volume End Customers, which High Volume Assumed Contracts are set forth on Schedule 3.7(a).

“High Volume End Customers” mean those End Customers representing the top eighty-five (85%) percent of the 2010 gross sales revenue for the SDS Products, which High Volume Assumed Customers are listed on Schedule 3.7(a).

“Indemnitee” has the meaning set forth in Section 5.2(c)(v).

“Indemnitor” has the meaning set forth in Section 5.2(c)(v).

“Intellectual Property Rights” means all domestic and foreign intellectual property and proprietary rights including, but not limited to: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, internet domain names and corporate names (whether or not registered), together with all translations, adaptations, derivations and combinations thereof, and including all goodwill connected with the use thereof and symbolized thereby, and all applications, registrations, and renewals in connection therewith; (iii) all copyrights and copyrightable works (whether or not published), and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and, whether or not confidential, all business information (including ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, layouts, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals); (v) all software, and all electronic data, databases and data collections; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium); (vii) any rights in or license to or from a third Person in any of the foregoing; and (viii) any past, present or future claims or causes of actions arising out of or related to any infringement, dilution, misappropriation or other violation of any of the foregoing.

“Inventory Purchase Price” means, with respect to any Line Item (as defined in the Transition Services Agreement) of Gas Inventory, the purchase price to be paid for such Line Item of Gas Inventory in accordance with the calculation set forth in Exhibit I.

“Knowledge” means, with respect to any Person, knowledge of such Person after reasonable inquiry and investigation. As it relates to MTG, the term “Knowledge” means the actual knowledge of Kevin Finn and Volker Heilmann after reasonable inquiry made of the Presidents of each MTG Affiliate.

“Korean Gas Inventory” means all Gas Inventory as of the Effective Date that is located in Korea.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Legacy Agreements” means, collectively, the SDS Agreement and the VAC Agreement.

“Liability” means any liability, obligation, commitment, expense, claim, deficiency, guaranty or endorsement (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licensed Products” means all SDS Products and VAC Products manufactured, marketed, sold or distributed by MTG, its Affiliates or its authorized agents pursuant to the Legacy Agreements.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, deed of trust, right-of-way, right of setoff, claim, lien, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), easement, option, proxy, power-of-attorney, voting agreement, or any restriction on transfer.

“Loss” or “Losses” have the meaning set forth in Section 5.2(a).

“Low Volume End Customers” means any End Customers other than the High Volume End Customers.

“Manufacturing Agreement” the Manufacturing Agreement dated as of the Effective Date, by and between MTG and ATMI.

“Manufacturing Fee” means, with respect to any Line Item (as defined in the Transition Services Agreement) of Gas Inventory, the fee to be paid by ATMI to MTG for the filling of such Line Item of Gas Inventory in accordance with the calculation set forth in Exhibit J.

“MTG” has the meaning set forth in the preamble to this Agreement.

“MTG Competitor” means any entity which sells and/or distributes High Pressure Products that compete with High Pressure Products sold and/or distributed by MTG, which entities, as of the Effective Date, consist of those entities set forth in Exhibit F hereto; provided, that MTG may update Exhibit F from time to time with additional MTG Competitors that meet the criteria of the foregoing definition; and provided, further, that no entity shall be deemed an MTG Competitor unless and until MTG updates Exhibit F to reflect such entity and ATMI receives written notice by MTG thereof. Notwithstanding the foregoing, no entity with which ATMI conducts business in the Field of Use with respect to the SDS Products or VAC Products at the time MTG updates Exhibit F to first reflect such entity as an MTG Competitor, shall, in fact, be deemed an MTG Competitor.

“MTG Indemnified Parties” has the meaning set forth in Section 5.2(b).

“MTG-Owned Cylinder” has the meaning set forth in Exhibit A-1.

“MTG Release Parties” has the meaning set forth in Section 1.4(a).

“MTG Released Claims” has the meaning set forth in Section 1.4(a).

“Mutual Release” has the meaning set forth in Section 1.4(c).

“Non-Compete Period” has the meaning set forth in Section 6.2(a).

“Nukem” means Nukem GmbH.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proceeding” means any action, investigation, lawsuit, proceeding, investigation or hearing.

“Residuals” has the meaning set forth in Section 6.4.

“Response Period” has the meaning set forth in Exhibit E                    .

“Sales Commission” has the meaning set forth in Section 2.1(e)                    .

“SDS Agreement” means that certain License, Manufacture and Distribution Agreement by and between MTG (as successor-in-interest to Matheson Gas Products, Inc.) and ATMI dated as of November 1, 1996, as amended by the parties thereto pursuant to (a) that certain Amendment to License, Manufacture and Distribution Agreement effective as of July 26, 2001, (b) Amendment No. 2 to License, Manufacture and Distribution Agreement dated as of December 19, 2002, and (c) Amendment No. 3 to License, Manufacture and Distribution Agreement dated as of December 31, 2008.

“SDS Products” means any products based on, incorporating or otherwise using SDS Technology.

“SDS RDGMA” means the related distributor gross margin analysis report for the 2011 calendar year as described in the SDS Agreement.

“SDS Technology” means a certain system for the low-pressure adsorption and storage of arsine, phosphine, boron trifluoride and other gases used or useful in the Field of Use, and any and all improvements, modifications, and enhancements thereto.

“Site Gas Management Services” means providing services to a customer pursuant to a site gas management arrangement, under which such customer’s gases requirements at a specific site or sites are subject to and managed through such arrangement. Under a Site Gas Management Services arrangement, the company providing such services is not involved in sales/marketing activities or pricing decisions that may influence the customer receiving such Site Gas Management Services to buy or not to buy specific products from specific suppliers. After such a buying decision has been made by the customer, the Site Gas Management Services provider’s role may include provision of such logistical and operational services as: (a) managing cylinder inventories, (b) managing inbound and outbound cylinders, and (c) connecting and disconnecting cylinders to and from the customer’s production equipment, and similar operational services. Under such arrangement, the Site Gas Management Services provider may be the party responsible for executing purchases from suppliers on behalf of the customer. Such involvement would not violate the definition of Site Gas Management Services herein, as long as the Site Gas Management Services provider does not have any influence over the customer’s decision as to the source and type of gas products to be purchased.

“Subsequent Bill of Sale” means a bill of sale between the owner of certain Subsequently Acquired Assets and ATMI or its designated Affiliate for the transfer of such Subsequently Acquired Assets, which shall be in material and substantial conformance with the form of bill of sale attached hereto as Exhibit B-4.

“Subsequently Acquired Assets” means those assets set forth in Exhibit A-2.

“Subsequent Transfer” has the meaning set forth in Section 2.1(a)(ii).

“Tax” or “Taxes” means (a) federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, sales or use, transfer, registration, excise, escheat, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), severance, stamp, occupation, alternative or add-on minimum, estimated, customs, duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority and (d) any liability for any amount described in the foregoing clause (a) or (b), under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Territory” has the meaning set forth in the Transition Services Agreement.

“Third Party Claim” has the meaning set forth in Exhibit E.

“Third Party Claims Notice” has the meaning set forth in Exhibit E.

“TNSC” has the meaning set forth in Section 2.3(a)(i).

“TNSC Japanese Distribution Agreement” means that certain distribution agreement dated as of the Effective Date, by and between ATMI and TNSC.

“TNSC Side Letter” means that certain side letter dated as of the Effective Date, by and among TNSC, MTG and ATMI, and attached hereto as Exhibit L.

“Trademark Assignment” means the instruments of assignment and transfer of MTG’s rights in and to the “SDS” name and trademark registration, in the form attached hereto as Exhibit D.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer” means any sale, assignment, transfer, novation or conveyance.

“Transition Services Agreement” the Transition Services Agreement dated as of the Effective Date, by and between MTG and ATMI.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Trued-Up Gas Inventory Statement” has the meaning set forth in Section 6.8.

“UCC-3” means the amendment filed with the Secretary of State of any state of the U.S. pursuant to the Uniform Commercial Code as adopted by such state, terminating the effectiveness of the financing statement previously filed with respect to the security interest(s) of the secured party authorizing such amendment.

“U.S.” means the United States of America.

“U.S. Gas Inventory” means all Gas Inventory as of the Effective Date that is located in the United States of America.

“U.S. Gas Inventory Bill of Sale” means the bill of sale for the transfer of the U.S. Gas Inventory, dated as of the Effective Date, by and between MTG and ATMI in the form attached hereto as Exhibit B-3.

“VAC Agreement” means that certain Amended and Restated VAC Distribution Agreement by and between MFG and ATMI dated as of January 1, 2009, as amended by the parties thereto pursuant to (a) that certain Amendment No. 1 to Amended and Restated VAC Distribution Agreement dated as of June 30, 2009 and (b) Amendment No. 2 to Amended and Restated VAC Distribution Agreement dated as of December 29, 2010.

“VAC Products” means any products based on, incorporating or otherwise using VAC Technology.

“VAC Technology” means VAC gas storage technology developed by ATMI utilizing a pressure cylinder having regulators within the cylinder for the delivery of sub-atmospheric, low and/ or high pressure gas and any and all improvements, modifications, and enhancements thereto.

“$” means U.S. dollars.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile (with hard copy to follow), three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to ATMI and MTG at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

MTG:

Matheson Tri-Gas, Inc.

150 Allen Road

Basking Ridge, NJ 07920

Attn: General Counsel

Facsimile No.: (908) 991-9390

with a copy to (which shall not constitute notice to MTG):

Kelley Drye & Warren LLP

101 Park Avenue

New York, NY 10178

Attn: Richard Lury, Esq.

Facsimile No.: (212) 808-7897

ATMI:

Advanced Technology Materials, Inc.

7 Commerce Drive

Danbury, CT 06810

Attn: Ellen T. Harmon

Facsimile No.: (203) 797-2544

with a copy to (which shall not constitute notice to ATMI):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Howard A. Sobel, Esq.

          Marcelo Halpern, Esq.

Facsimile No.: (212) 751-4864

8.2 Severability. If, at the time of enforcement of this Agreement, a court of competent jurisdiction shall hold that any time, duration, scope, activity or subject stated herein is unreasonable or any provision set forth herein is otherwise illegal, invalid or unenforceable under applicable law, the parties agree that provisions setting forth the maximum time, duration, scope, activity or subject that is legal, valid and enforceable under applicable law, or other provisions setting forth, to the extent possible, the intent of the parties set forth herein but in a manner that is legal, valid and enforceable under applicable law, shall be substituted for the illegal, invalid and/or unenforceable provisions and that the court shall be allowed to revise this Agreement, including adding additional provisions, so that this Agreement is legal, valid and enforceable under applicable law. If, notwithstanding the foregoing, a court of competent jurisdiction declines or is unable to take such actions or the applicable provisions cannot be so reformed, then the illegal, invalid or unenforceable provisions shall be severed and removed from this Agreement, without affecting the legality, validity and enforceability of the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof.

8.3 Assignment; Successors and Assigns. No party may assign any of its rights or delegate any of its duties under this Agreement without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) ATMI may transfer or assign all or any portion of this Agreement to (i) one or more of its Affiliates (an “ATMI Assignee”), or (ii) any of its or any ATMI Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve ATMI of its obligations hereunder and (b) MTG may transfer or assign all or any portion of this Agreement to one or more of its Affiliates; provided, that no such transfer or assignment will relieve MTG of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not.

8.4 Entire Agreement; Amendment; Waiver. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. This Agreement may only be amended in a writing, executed by MTG and ATMI, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this Agreement may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

8.5 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

8.6 Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation.”

8.7 Dispute Resolution. In the event a dispute between the parties arises out of this Agreement or either party’s performance hereunder (a “Dispute”), the chief financial officer (the “CFO”) of each party shall work in good faith to resolve such Dispute, provided, that if the CFOs are unable to resolve such Dispute within a period of fifteen (15) days, then each CFO shall bring the Dispute to the attention of their respective chief executive officers (each, a “CEO”), who shall attempt to resolve the Dispute prior to filing any claim against the other party in a court of competent jurisdiction. If the CEOs are unable to resolve such Dispute within a period of thirty (30) days, then either party may submit the Dispute to a court of competent jurisdiction, but solely in accordance with the indemnification, governing law, waiver of jury trial and jurisdiction provisions of Article V and Sections 8.8, 8.9 and 8.10.

8.8 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.10 Jurisdiction. Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 8.1.

8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

8.12 Schedules and Exhibits. All Schedules and Exhibits attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The inclusion of items on the Schedules attached hereto shall not in any manner qualify or modify the classification of any item as an Excluded Asset, Acquired Asset, Excluded Liability or Assumed Liability, unless explicitly noted therein.

8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction without the requirement of posting a bond (and each party hereby expressly waives such requirement), this being in addition to any other remedy to which they are entitled at law or in equity. Further, in the event either party secures, from a court of competent jurisdiction in accordance with the terms hereunder, any form of an injunction in connection with the other party’s operation or failure to operate hereunder, such other party shall not contest such issuance and agrees to comply with such injunction accordingly.

8.14 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement

8.15 Fees and Expenses. Each party shall pay all costs and expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including any brokerage fees.

8.16 Press Release and Announcements. No party will (or will allow any of its Affiliates or representatives to) issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party hereto, not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any form of press release or other public announcement to the extent that such disclosure is, upon advice of counsel, required by applicable Law, legal process, or stock exchange listing requirements, as long as the disclosing party provides reasonable advance notice of such requirement to the other party. Each party agrees that it shall not make any disclosure to any third party with respect to this Agreement or the transactions contemplated hereby that is inconsistent with the procedure set forth in this Section 8.16.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ATMI: ADVANCED TECHNOLOGY MATERIALS, INC.

By:	/s/ Douglas Neugold
Name: Douglas Neugold
Title: Chairman, CEO & President

MTG: MATHESON TRI-GAS, INC.

By:	/s/ William Kroll
Name: William Kroll
Title: Chairman & Chief Executive Officer

Exhibit A-1

Day One Acquired Assets

“Day One Acquired Assets” means:

1.	the Day One Gas Inventory;

2.

all SDS-2 cylinders owned by MTG and its Affiliates and used in connection with Licensed Products, including those in the possession of third parties to the extent legal title thereto remains with MTG or its Affiliates (the “MTG-Owned Cylinders”);

3.

all of MTG’s right, title and interest in and to the names “SDS” and “Safe Delivery Source,” including the United States trademark registration numbers: 2205571, 3445321 and 3474537, and Japan trademark registration number 4785109, and all common law rights that exist relating thereto;

4.	all Assumed Contracts;

5.

all rights, claims, credits, causes of action or rights of set off against third parties, remedies and benefits of MTG and its Affiliates arising under or relating to the MTG-Owned Cylinders, the Assumed Contracts or the Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties; and

6.	any claim, counterclaims, setoffs, rights of recoupment, equity rights or defenses that MTG or its Affiliates may have with respect to any of the Acquired Assets or Assumed Liabilities.

Exhibit A-2

Subsequently Acquired Assets

•	All Asian Gas Inventory existing as of the date such Asian Gas Inventory is transferred to ATMI or its designated Affiliate pursuant to Section 2.1(a)(ii).

Exhibit B-1

FORM OF

CYLINDER BILL OF SALE

This CYLINDER BILL OF SALE (this “Cylinder Bill of Sale”) is made as of [            ] by and among Matheson Tri-Gas, Inc., corporation organized and existing under the laws of the State of Delaware (“MTG”) and Taiyo Nippon Sanso Corporation, a corporation organized and existing under the laws of Japan (“TNSC”, and, together with MTG, “Sellers”), and Advanced Technology Materials, Inc., corporation organized and existing under the laws of the State of Delaware, on the other hand (“Buyer”).

WHEREAS, MTG and Buyer have entered into a Termination Agreement, dated as of the date hereof (the “Termination Agreement”), pursuant to which, among other things, the parties have terminated the SDS Agreement and VAC Agreement, and Buyer has purchased certain assets and assumed certain liabilities of MTG relating to the Business, in each case on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Termination Agreement, MTG, on behalf of itself and its Affiliate, TNSC, has agreed to sell, convey, transfer, assign and deliver to Buyer all of the MTG-Owned Cylinders (the “Cylinders”), and Buyer has agreed to purchase the Cylinders from Sellers, in each case on the terms and conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed that:

1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Cylinder Bill of Sale shall have the meanings set forth in the Termination Agreement.

2. Transfer of Assets. Effective as of the Effective Date, Sellers hereby sell, convey, transfer, assign and deliver to Buyer all of their right, title and interest in, to and under the Cylinders, and Buyer hereby purchases such Cylinders and accepts such conveyance, transfer, assignment and delivery, in each case pursuant to, and on the terms and conditions set forth in, the Termination Agreement.

3. Subject to the Termination Agreement. This Cylinder Bill of Sale is being executed and delivered pursuant to, and is subject in all respects to the terms and conditions of, the Termination Agreement and all of the representations, warranties, covenants and agreements of MTG and Buyer contained therein, all of which shall survive the execution and delivery of this Cylinder Bill of Sale in accordance with the terms and conditions of the Termination Agreement. The Cylinders are being delivered for good and valuable consideration, pursuant to the terms and conditions contained in the Termination Agreement. Nothing contained in this Cylinder Bill of Sale shall supersede, amend, alter, waive or modify (nor shall it be deemed or construed to supersede, amend, alter, waive or modify) any of the terms or conditions of the Termination Agreement in any manner whatsoever. In no event shall this Cylinder Bill of Sale be deemed or construed as creating any rights or obligations of MTG or Buyer that are in any way in addition to, or otherwise different from, those set forth in the Termination Agreement. In the event of any conflict between the provisions of this Cylinder Bill of Sale and the provisions of the Termination Agreement, the provisions of the Termination Agreement shall control and prevail.

4. Successors and Assigns. No party may assign this Cylinder Bill of Sale without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) Buyer may transfer or assign this Cylinder Bill of Sale to (i) one or more of its Affiliates (an “Buyer Assignee”), or (ii) any of its or Buyer Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve Buyer of its obligations hereunder and (b) Sellers may transfer or assign this Cylinder Bill of Sale to one or more of their Affiliates; provided, that no such transfer or assignment will relieve Sellers of their obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Cylinder Bill of Sale and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not. For the avoidance of doubt, this Section 4 applies solely to assignment of this Cylinder Bill of Sale; it does not apply to any assignment or other transfer of any of the Acquired Assets.

5. Counterparts. This Cylinder Bill of Sale may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

6. Amendments; Waiver. This Cylinder Bill of Sale may only be amended in a writing, executed by MTG, TNSC and Buyer, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this Cylinder Bill of Sale may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Cylinder Bill of Sale or any rights or obligations of any such party or such holder under or by reason of this Cylinder Bill of Sale. The waiver by either party of a breach by the other party of any provision of this Cylinder Bill of Sale shall not operate or be construed as a waiver of any subsequent breach by that party

7. Severability. Whenever possible, each provision of this Cylinder Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Cylinder Bill of Sale or the application of any such provision to any party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Cylinder Bill of Sale. Further, the parties agree to replace a prohibited, illegal or unenforceable provision with a permitted, legal and enforceable provision which most closely approximates the intent and effect of the prohibited, illegal or unenforceable provision.

8. Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Cylinder Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Cylinder Bill of Sale, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CYLINDER BILL OF SALE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(c) Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this Cylinder Bill of Sale and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in the Termination Agreement.

Exhibit B-2

FORM OF

EUROPEAN GAS INVENTORY BILL OF SALE

This EUROPEAN GAS INVENTORY BILL OF SALE (this “European Gas Inventory Bill of Sale”) is made as of [            ] by and between and Matheson Tri-Gas Europe GmbH, a company organized and existing under the laws of Germany (“Seller”), and ATMI GmbH, a company organized and existing under the laws of Germany (“Buyer”).

WHEREAS, Seller is an Affiliate of Matheson Tri-Gas, Inc. (“MTG”) and Buyer is an Affiliate of Advanced Technology Materials, Inc. (“ATMI”);

WHEREAS, MTG and ATMI have entered into a Termination Agreement, dated as of the date hereof (the “Termination Agreement”), pursuant to which, among other things, the parties have terminated the SDS Agreement and VAC Agreement, and ATMI has purchased certain assets and assumed certain liabilities of MTG relating to the Business, in each case on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Termination Agreement, MTG, on behalf of itself and its Affiliates, has agreed to sell, convey, transfer, assign and deliver to Buyer all of the European Gas Inventory, and ATMI, on behalf of itself and its Affiliates, has agreed to purchase the European Gas Inventory from Seller, in each case on the terms and conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed that:

1. Definitions. Unless otherwise defined herein, all capitalized terms used in this European Gas Inventory Bill of Sale shall have the meanings set forth in the Termination Agreement.

2. Transfer of Assets. Effective as of the Effective Date, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of its right, title and interest in, to and under the European Gas Inventory, and Buyer hereby purchases such European Gas Inventory and accepts such conveyance, transfer, assignment and delivery, in each case pursuant to, and on the terms and conditions set forth in, the Termination Agreement.

3. Subject to the Termination Agreement. This European Gas Inventory Bill of Sale is being executed and delivered pursuant to, and is subject in all respects to the terms and conditions of, the Termination Agreement and all of the representations, warranties, covenants and agreements of MTG and ATMI contained therein, all of which shall survive the execution and delivery of this European Gas Inventory Bill of Sale in accordance with the terms and conditions of the Termination Agreement. The European Gas Inventory is being delivered for good and valuable consideration, pursuant to the terms and conditions contained in the Termination Agreement. Nothing contained in this European Gas Inventory Bill of Sale shall supersede, amend, alter, waive or modify (nor shall it be deemed or construed to supersede, amend, alter, waive or modify) any of the terms or conditions of the Termination Agreement in any manner whatsoever. In no event shall this European Gas Inventory Bill of Sale be deemed or construed as creating any rights or obligations of MTG or Buyer that are in any way in addition to, or otherwise different from, those set forth in the Termination Agreement. In the event of any conflict between the provisions of this European Gas Inventory Bill of Sale and the provisions of the Termination Agreement, the provisions of the Termination Agreement shall control and prevail.

4. Successors and Assigns. No party may assign this European Gas Inventory Bill of Sale without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) Buyer may transfer or assign this European Gas Inventory Bill of Sale to (i) one or more of its Affiliates (an “Buyer Assignee”), or (ii) any of its or Buyer Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve Buyer of its obligations hereunder and (b) Seller may transfer or assign this European Gas Inventory Bill of Sale to one or more of its Affiliates; provided, that no such transfer or assignment will relieve Seller of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this European Gas Inventory Bill of Sale and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not. For the avoidance of doubt, this Section 4 applies solely to assignment of this European Gas Inventory Bill of Sale; it does not apply to any assignment or other transfer of any of the Acquired Assets.

5. Counterparts. This European Gas Inventory Bill of Sale may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

6. Amendments; Waiver. This European Gas Inventory Bill of Sale may only be amended in a writing, executed by Seller and Buyer, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this European Gas Inventory Bill of Sale may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this European Gas Inventory Bill of Sale or any rights or obligations of any such party or such holder under or by reason of this European Gas Inventory Bill of Sale. The waiver by either party of a breach by the other party of any provision of this European Gas Inventory Bill of Sale shall not operate or be construed as a waiver of any subsequent breach by that party

7. Severability. Whenever possible, each provision of this European Gas Inventory Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this European Gas Inventory Bill of Sale or the application of any such provision to any party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this European Gas Inventory Bill of Sale. Further, the parties agree to replace a prohibited, illegal or unenforceable provision with a permitted, legal and enforceable provision which most closely approximates the intent and effect of the prohibited, illegal or unenforceable provision.

8. Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this European Gas Inventory Bill of Sale and the Schedule hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this European Gas Inventory Bill of Sale (and the Schedule hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS EUROPEAN GAS INVENTORY BILL OF SALE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(c) Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this European Gas Inventory Bill of Sale and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in the Termination Agreement.

Exhibit B-3

FORM OF

U.S. GAS INVENTORY BILL OF SALE

This U.S. GAS INVENTORY BILL OF SALE (this “U.S. Gas Inventory Bill of Sale”) is made as of [                    ] by and between Matheson Tri-Gas, Inc., corporation organized and existing under the laws of the State of Delaware (“MTG”), and Advanced Technology Materials, Inc., corporation organized and existing under the laws of the State of Delaware, on the other hand (“ATMI”).

WHEREAS, MTG and ATMI have entered into a Termination Agreement, dated as of the date hereof (the “Termination Agreement”), pursuant to which, among other things, the parties have terminated the SDS Agreement and VAC Agreement, and ATMI has purchased certain assets and assumed certain liabilities of MTG relating to the Business, in each case on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Termination Agreement, MTG has agreed to sell, convey, transfer, assign and deliver to ATMI all of the U.S. Gas Inventory, and ATMI has agreed to purchase the U.S. Gas Inventory from MTG, in each case on the terms and conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed that:

1. Definitions. Unless otherwise defined herein, all capitalized terms used in this U.S. Gas Inventory Bill of Sale shall have the meanings set forth in the Termination Agreement.

2. Transfer of Assets. Effective as of the Effective Date, MTG hereby sells, conveys, transfers, assigns and delivers to ATMI all of its right, title and interest in, to and under the U.S. Gas Inventory, and ATMI hereby purchases such U.S. Gas Inventory and accepts such conveyance, transfer, assignment and delivery, in each case pursuant to, and on the terms and conditions set forth in, the Termination Agreement.

3. Subject to the Termination Agreement. This U.S. Gas Inventory Bill of Sale is being executed and delivered pursuant to, and is subject in all respects to the terms and conditions of, the Termination Agreement and all of the representations, warranties, covenants and agreements of MTG and ATMI contained therein, all of which shall survive the execution and delivery of this U.S. Gas Inventory Bill of Sale in accordance with the terms and conditions of the Termination Agreement. The U.S. Gas Inventory is being delivered for good and valuable consideration, pursuant to the terms and conditions contained in the Termination Agreement. Nothing contained in this U.S. Gas Inventory Bill of Sale shall supersede, amend, alter, waive or modify (nor shall it be deemed or construed to supersede, amend, alter, waive or modify) any of the terms or conditions of the Termination Agreement in any manner whatsoever. In no event shall this U.S. Gas Inventory Bill of Sale be deemed or construed as creating any rights or obligations of MTG or ATMI that are in any way in addition to, or otherwise different from, those set forth in the Termination Agreement. In the event of any conflict between the provisions of this U.S. Gas Inventory Bill of Sale and the provisions of the Termination Agreement, the provisions of the Termination Agreement shall control and prevail.

4. Successors and Assigns. No party may assign this U.S. Gas Inventory Bill of Sale without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) ATMI may transfer or assign this U.S. Gas Inventory Bill of Sale to (i) one or more of its Affiliates (an “ATMI Assignee”), or (ii) any of its or ATMI Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve ATMI of its obligations hereunder and (b) MTG may transfer or assign this U.S. Gas Inventory Bill of Sale to one or more of its Affiliates; provided, that no such transfer or assignment will relieve MTG of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this U.S. Gas Inventory Bill of Sale and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not. For the avoidance of doubt, this Section 4 applies solely to assignment of this U.S. Gas Inventory Bill of Sale; it does not apply to any assignment or other transfer of any of the Acquired Assets.

5. Counterparts. This U.S. Gas Inventory Bill of Sale may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

6. Amendments; Waiver. This U.S. Gas Inventory Bill of Sale may only be amended in a writing, executed by MTG and ATMI, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this U.S. Gas Inventory Bill of Sale may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this U.S. Gas Inventory Bill of Sale or any rights or obligations of any such party or such holder under or by reason of this U.S. Gas Inventory Bill of Sale. The waiver by either party of a breach by the other party of any provision of this U.S. Gas Inventory Bill of Sale shall not operate or be construed as a waiver of any subsequent breach by that party

7. Severability. Whenever possible, each provision of this U.S. Gas Inventory Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this U.S. Gas Inventory Bill of Sale or the application of any such provision to any party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this U.S. Gas Inventory Bill of Sale. Further, the parties agree to replace a prohibited, illegal or unenforceable provision with a permitted, legal and enforceable provision which most closely approximates the intent and effect of the prohibited, illegal or unenforceable provision.

8. Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this U.S. Gas Inventory Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this U.S. Gas Inventory Bill of Sale, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS U.S. GAS INVENTORY BILL OF SALE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(c) Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this U.S. Gas Inventory Bill of Sale and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in the Termination Agreement.

Exhibit B-4

FORM OF

SUBSEQUENT BILL OF SALE

This SUBSEQUENT BILL OF SALE (this “Subsequent Bill of Sale”) is made as of [            ] by and between and [            ], a company organized and existing under the laws of [            ] (“Seller”), and [            ], a company organized and existing under the laws of [            ] (“Buyer”).

WHEREAS, Seller is an Affiliate of Matheson Tri-Gas, Inc. (“MTG”) and Buyer is an Affiliate of Advanced Technology Materials, Inc. (“ATMI”);

WHEREAS, MTG and ATMI have entered into a Termination Agreement, dated as of the date hereof (the “Termination Agreement”), pursuant to which, among other things, the parties have terminated the SDS Agreement and VAC Agreement, and ATMI has purchased certain assets and assumed certain liabilities of MTG relating to the Business, in each case on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Termination Agreement, MTG, on behalf of itself and its Affiliates, has agreed to sell, convey, transfer, assign and deliver to Buyer all of the Subsequently Acquired Assets, and ATMI, on behalf of itself and its Affiliates, has agreed to purchase the Subsequently Acquired Assets from Seller, in each case on the terms and conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed that:

1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Subsequent Bill of Sale shall have the meanings set forth in the Termination Agreement.

2. Transfer of Assets. Effective as of the Effective Date, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of its right, title and interest in, to and under the Subsequently Acquired Assets set forth on Schedule A hereto (the “Scheduled Assets”), and Buyer hereby purchases such Scheduled Assets and accepts such conveyance, transfer, assignment and delivery, in each case pursuant to, and on the terms and conditions set forth in, the Termination Agreement.

3. Subject to the Termination Agreement. This Subsequent Bill of Sale is being executed and delivered pursuant to, and is subject in all respects to the terms and conditions of the Termination Agreement, and all of the representations, warranties, covenants and agreements of MTG and ATMI contained therein, all of which shall survive the execution and delivery of this Subsequent Bill of Sale in accordance with the terms and conditions of the Termination Agreement. The Scheduled Assets are being delivered for good and valuable consideration, pursuant to the terms and conditions contained in the Termination Agreement. Nothing contained in this Subsequent Bill of Sale shall supersede, amend, alter, waive or modify (nor shall it be deemed or construed to supersede, amend, alter, waive or modify) any of the terms or conditions of the Termination Agreement in any manner whatsoever. In no event shall this Subsequent Bill of Sale be deemed or construed as creating any rights or obligations of MTG or ATMI that are in any way in addition to, or otherwise different from, those set forth in the Termination Agreement. In the event of any conflict between the provisions of this Subsequent Bill of Sale and the provisions of the Termination Agreement, the provisions of the Termination Agreement shall control and prevail.

4. Successors and Assigns. No party may assign this Subsequent Bill of Sale without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) Buyer may transfer or assign this Subsequent Bill of Sale to (i) one or more of its Affiliates (an “Buyer Assignee”), or (ii) any of its or Buyer Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve Buyer of its obligations hereunder and (b) Seller may transfer or assign this Subsequent Bill of Sale to one or more of its Affiliates; provided, that no such transfer or assignment will relieve Seller of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Subsequent Bill of Sale and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not. For the avoidance of doubt, this Section 4 applies solely to assignment of this Subsequent Bill of Sale; it does not apply to any assignment or other transfer of any of the Acquired Assets.

5. Counterparts. This Subsequent Bill of Sale may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

6. Amendments; Waiver. This Subsequent Bill of Sale may only be amended in a writing, executed by Seller and Buyer, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this Subsequent Bill of Sale may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Subsequent Bill of Sale or any rights or obligations of any such party or such holder under or by reason of this Subsequent Bill of Sale. The waiver by either party of a breach by the other party of any provision of this Subsequent Bill of Sale shall not operate or be construed as a waiver of any subsequent breach by that party

7. Severability. Whenever possible, each provision of this Subsequent Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Subsequent Bill of Sale or the application of any such provision to any party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Subsequent Bill of Sale. Further, the parties agree to replace a prohibited, illegal or unenforceable provision with a permitted, legal and enforceable provision which most closely approximates the intent and effect of the prohibited, illegal or unenforceable provision.

8. Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Subsequent Bill of Sale and the Schedule hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Subsequent Bill of Sale and the Schedule hereto, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUBSEQUENT BILL OF SALE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(c) Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this Subsequent Bill of Sale and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in the Termination Agreement.

SIGNATURE PAGE FOLLOWS

SCHEDULE A

SCHEDULED ASSETS

Exhibit C

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made as of [            ] by and between and Matheson Tri-Gas, Inc., a Delaware corporation, on behalf of itself and its Affiliates (“MTG”), and Advanced Technology Materials, Inc., a Delaware corporation (“ATMI”).

WHEREAS, MTG and ATMI have entered into a Termination Agreement, dated as of the date hereof (the “Termination Agreement”), pursuant to which, among other things, the parties have terminated the SDS Agreement and VAC Agreement, and ATMI has purchased certain assets and assumed certain liabilities of MTG relating to the Business, in each case on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Termination Agreement, MTG, on behalf of itself and its Affiliates, has agreed to sell, convey, transfer, assign and deliver to ATMI all of MTG’s and its Affiliates’ right, title and interest in, to and under the Acquired Assets, and ATMI has agreed to assume the Assumed Liabilities, in each case on the terms and conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed that:

1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Assignment and Assumption Agreement shall have the meanings set forth in the Termination Agreement.

2. Assignment of Acquired Assets. Effective as of the Effective Date, MTG, on behalf of itself and its Affiliates, hereby sells, conveys, transfers, assigns and delivers to ATMI, all of its and its Affiliates’ right, title and interest in, to and under the Acquired Assets, and ATMI hereby accepts such sale, conveyance, transfer, assignment and delivery from MTG, in each case on the terms and conditions set forth in the Termination Agreement.

3. Assumption of Assumed Liabilities. Effective as of the Effective Date, ATMI hereby assumes and accepts from MTG, in accordance with their respective terms, any and all of the Assumed Liabilities, in each case on the terms and conditions set forth in the Termination Agreement.

4. Subject to the Termination Agreement. This Assignment and Assumption Agreement is being executed and delivered pursuant to, and is subject in all respects to the terms and conditions of the Termination Agreement, and all of the representations, warranties, covenants and agreements of MTG and ATMI contained therein, all of which shall survive the execution and delivery of this Assignment and Assumption Agreement in accordance with the terms and conditions of the Termination Agreement. Nothing in this Assignment and Assumption Agreement shall supersede, amend, alter, waive or modify (nor shall it be deemed or construed to supersede, amend, alter, waive or modify) any of the terms or conditions of the

Termination Agreement in any manner whatsoever. In no event shall this Assignment and Assumption Agreement be deemed or construed as creating any rights or obligations of MTG or ATMI that are in any way in addition to, or otherwise different from, those set forth in the Termination Agreement. In the event of any conflict between the provisions of this Assignment and Assumption Agreement and the provisions of the Termination Agreement, the provisions of the Termination Agreement shall control and prevail.

5. Successors and Assigns. No party may assign this Assignment and Assumption Agreement without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) ATMI may transfer or assign this Assignment and Assumption Agreement to (i) one or more of its Affiliates (an “ATMI Assignee”), or (ii) any of its or any ATMI Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve ATMI of its obligations hereunder and (b) MTG may transfer or assign this Assignment and Assumption Agreement to one or more of its Affiliates; provided, that no such transfer or assignment will relieve MTG of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Assignment and Assumption Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not. For the avoidance of doubt, this Section 5 applies solely to assignment of this Assignment and Assumption Agreement; it does not apply to any assignment or other transfer of any of the Acquired Assets.

6. Counterparts. This Assignment and Assumption Agreement may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

7. Amendments; Waiver. This Assignment and Assumption Agreement may only be amended in a writing, executed by MTG and ATMI, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this Assignment and Assumption Agreement may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Assignment and Assumption Agreement or any rights or obligations of any such party or such holder under or by reason of this Assignment and Assumption Agreement.

8. Severability. Whenever possible, each provision of this Assignment and Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment and Assumption Agreement or the application of any such provision to any party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Assignment and Assumption Agreement. Further, the parties agree to replace a prohibited, illegal or unenforceable provision with a permitted, legal and enforceable provision which most closely approximates the intent and effect of the prohibited, illegal or unenforceable provision.

9. Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Assignment and Assumption Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT AND ASSUMPTION AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(c) Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this Assignment and Assumption Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in the Termination Agreement.

Exhibit D

FORM OF

TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (this “Trademark Assignment Agreement”) is made as of [            ] by and between and Matheson Tri-Gas, Inc., a Delaware corporation (“MTG”) and Advanced Technology Materials, Inc., a Delaware corporation (“ATMI”).

WHEREAS, ATMI and MTG are currently joint owners of the word and logo trademark rights incorporating the “SDS” and “Safe Delivery Source” names, including, without limitation, the United States trademark registration numbers: 2205571, 3445321 and 3474537 and Japan trademark registration number 4785109, and all common law rights that exist relating thereto (the “Marks”);

WHEREAS, MTG and ATMI have entered into a Termination Agreement, dated as of the date hereof (the “Termination Agreement”), pursuant to which, among other things, the parties have terminated the SDS Agreement and VAC Agreement, and ATMI has purchased certain assets and assumed certain liabilities of MTG relating to the Business, in each case on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Termination Agreement, MTG has agreed to sell, convey, transfer, assign and deliver to ATMI all of MTG’s right, title and interest in, to and under the Marks with the intent that ATMI be the sole owner of the Marks, in each case on the terms and conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed that:

1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Trademark Assignment Agreement shall have the meanings set forth in the Termination Agreement.

2. Assignment. MTG hereby sells, transfers, conveys, assigns and delivers to ATMI all of MTG’s right, title and interest in, to and under the Marks, for ATMI’s own use and behalf, and for the use and behalf of ATMI’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by MTG if this assignment and sale had not been made; and the right to file any action and recover damages by reason of past, present or future infringement, misappropriation, dilution or other unauthorized use of said Marks, with the right to sue for, and collect same for its own use and behalf, and for the use and behalf of its successors, assigns, or other legal representatives. Upon the execution of this Trademark Assignment Agreement, the parties hereto agree that ATMI shall be the sole and exclusive owner of the Marks.

3. Documentation. MTG hereby agrees to execute, acknowledge and deliver to ATMI all documents, instruments and agreements as may be necessary to make a record with any governmental authorities (both foreign and domestic) or third parties of, and to otherwise more fully confirm, ATMI’s ownership of all right, title and interest in, to and under the Marks, pursuant to the terms and conditions of Section 6.3(a) of the Termination Agreement.

4. Subject to the Termination Agreement. This Trademark Assignment Agreement is being executed and delivered pursuant to, and is subject in all respects to the terms and conditions of the Termination Agreement, and all of the representations, warranties, covenants and agreements of MTG and ATMI contained therein, all of which shall survive the execution and delivery of this Trademark Assignment Agreement in accordance with the terms and conditions of the Termination Agreement. Nothing in this Trademark Assignment Agreement shall supersede, amend, alter, waive or modify (nor shall it be deemed or construed to supersede, amend, alter, waive or modify) any of the terms or conditions of the Termination Agreement in any manner whatsoever. In no event shall this Trademark Assignment Agreement be deemed or construed as creating any rights or obligations of MTG or ATMI that are in any way in addition to, or otherwise different from, those set forth in the Termination Agreement. In the event of any conflict between the provisions of this Trademark Assignment Agreement and the provisions of the Termination Agreement, the provisions of the Termination Agreement shall control and prevail.

5. Successors and Assigns. No party may assign this Trademark Assignment Agreement without the consent of the other party; provided, that, without such consent but with written notice to the other party: (a) ATMI may transfer or assign this Trademark Assignment Agreement to (i) one or more of its Affiliates (an “ATMI Assignee”), or (ii) any of its or ATMI Assignee’s lenders as collateral security; provided, that no such transfer or assignment will relieve ATMI of its obligations hereunder and (b) MTG may transfer or assign this Trademark Assignment Agreement to one or more of its Affiliates; provided, that no such transfer or assignment will relieve MTG of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Trademark Assignment Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties hereto whether so expressed or not. For the avoidance of doubt, this Section 5 applies solely to assignment of this Trademark Assignment Agreement; it does not apply to any assignment or other transfer of any of the Acquired Assets.

6. Counterparts. This Trademark Assignment Agreement may be executed in counterparts (including by means of telecopied or scanned signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

7. Amendments; Waiver. This Trademark Assignment Agreement may only be amended in a writing, executed by MTG and ATMI, which states that it constitutes an amendment hereto and specifies the provisions hereof being amended. Any provision of this Trademark Assignment Agreement may be deemed to have been waived by a party only upon such party having executed and delivered to the other party a written instrument which states that it constitutes a waiver hereunder and specifies the provisions hereof being waived. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Trademark Assignment Agreement or any rights or obligations of any such party or such holder under or by reason of this Trademark Assignment Agreement.

8. Severability. Whenever possible, each provision of this Trademark Assignment Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Trademark Assignment Agreement or the application of any such provision to any party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Trademark Assignment Agreement. Further, the parties agree to replace a prohibited, illegal or unenforceable provision with a permitted, legal and enforceable provision which most closely approximates the intent and effect of the prohibited, illegal or unenforceable provision.

9. Governing Law; Jurisdiction

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Trademark Assignment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Trademark Assignment Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TRADEMARK ASSIGNMENT AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(c) Each of the parties hereto submits to the jurisdiction of any federal court sitting in New York, in any action or proceeding arising out of or relating to this Trademark Assignment Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, that if such federal court does not have jurisdiction, then each of the parties hereto submits to the jurisdiction of any state court in New York, and each of the parties hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in the Termination Agreement.

Exhibit E

Indemnification Procedures

(a) Procedures for Non-Third Party Claims. No more than thirty (30) days following the Indemnitee’s actual knowledge of any claim that it has under Article V of this Agreement that may result in a Loss (a “Claim”), the Indemnitee shall give written notice thereof (a “Claims Notice”) to the Indemnitor. A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss. No failure to timely provide a Claims Notice by the Indemnitee will relieve the Indemnitor of any indemnity and other obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to notify the Indemnitor. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation may include providing reasonable access to information, records and documents relating to such matters and furnishing relevant and available employees to assist in the investigation, defense and resolution of such matters during normal business hours and after reasonable advance notice. If the information to be disclosed includes confidential, trade secret or commercially sensitive information, the disclosing party may require an appropriate confidentiality agreement. The Indemnitor shall respond to the Claims Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received by the Indemnitor. Any Claim Response must specify whether or not the Indemnitor disputes the Claim described in the Claims Notice. If the Indemnitor fails to give a Claim Response within the Response Period and the Indemnitee does not agree to an extension, the Indemnitor will be deemed to have conceded the Claim described in the related Claims Notice. If the Indemnitor elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the Claims alleged in such Claims Notice will be conclusively deemed to be conceded by the Indemnitor. If the Indemnitor delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnitor and the Indemnitee shall promptly meet and use commercially reasonable efforts to settle the dispute using the dispute resolution procedure set forth in Section 8.1 of the Agreement. If the Indemnitor and the Indemnitee are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either the Indemnitor or the Indemnitee may resort to other legal remedies subject to the limitations set forth in Article V of this Agreement.

(b) Third Party Claim Process. No more than thirty (30) days following the Indemnitee’s actual knowledge of any third party claim that it has under Article V of this Agreement that may result in a Loss (a “Third Party Claim”), the Indemnitee shall give written notice thereof (a “Third Party Claims Notice”) to the Indemnitor. A Third Party Claims Notice must describe the Claim in reasonable detail, indicate the amount (estimated, as necessary and to the extent feasible) of the Loss, and state whether Indemnitee contends that such Loss is directly and solely attributable to events or circumstances for which Indemnitor has indemnification obligations pursuant to Section 5.2 of the Agreement. No failure to timely provide a Third Party Claims Notice by the Indemnitee will relieve the Indemnitor of any indemnity and other obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to notify the Indemnitor. The Indemnitor shall assume the defense of any Third Party Claim for which the Third Party Claims Notice has stated that the expected Loss arising therefrom is directly and solely attributable to events or circumstances for which Indemnitor has indemnification obligations pursuant to Section 5.2 of the Agreement and any litigation resulting therefrom with counsel of its choice; provided, however, that the assumption of the defense of such Third Party Claim shall not preclude the Indemnitor from challenging whether the Third Party Claim arose from events or circumstances for which the Indemnitee may be wholly or partially responsible. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining (i) the validity of any Claim described in the Third Party Claims Notice and (ii) whether such Claim arose directly and solely from events or circumstances for which Indemnitor has provided indemnification to Indemnitee pursuant to Section 5.2 of the Agreement, and in defending against any Third Party Claim. Such assistance and cooperation may include providing reasonable access to information, records and documents relating to such matters and furnishing relevant and available employees to assist in the investigation, defense and resolution of such matters during normal business hours and after reasonable advance notice. If the information to be disclosed includes confidential, trade secret or commercially sensitive information, the disclosing party may require an appropriate confidentiality agreement. With respect to any Third Party Claim for which the Third Party Claims Notice has not stated that the expected Loss arising therefrom is directly and solely attributable to events or circumstances for which Indemnitor has indemnification obligations pursuant to Section 5.2 of the Agreement, the Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Third Party Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume the defense of the Third Party Claim and any litigation resulting therefrom with counsel of its choice. If the Indemnitor fails to assume the defense of any Third Party Claim for which it is required to provide such defense hereunder, or if the Indemnitor fails to timely deliver to Indemnitee notice of its election to assume the defense of any Third Party Claim for which it is not required to provide such defense hereunder, the Indemnitee shall assume the defense of such Third Party Claim. If the Indemnitor assumes the defense of any Third Party Claim in accordance herewith:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, but the Indemnitor shall control the investigation, defense and settlement thereof; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel (A) that are incurred prior to the date the Indemnitor effectively assumes control of such defense or (B) retained because a conflict of interest exists between the Indemnitor and the Indemnitee, each of which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor;

(iii) the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not unreasonably be withheld, delayed or conditioned) before entering into any settlement of a Third Party Claim, pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, with prejudice; and

(iv) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to by the Indemnitee without the Indemnitor’s prior written consent.

If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Third Party Claims Notice or if, at any time after the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of any such Thirty Party Claim and such failure or delay in performance would adversely affect the Indemnitee, the Indemnitee will be entitled to assume such defense, at the cost and expense of the Indemnitor (subject to the limitations on such Indemnitor’s indemnification liability set forth in Article V of the Agreement), upon delivery of notice to such effect to the Indemnitor.

Notwithstanding the Indemnitor’s assumption of the defense of any Third Party Claim for which the Third Party Claims Notice has stated that the expected Loss is directly and solely attributable to events or circumstances for which the Indemnitor has indemnification obligations pursuant to Section 5.2 of the Agreement, and notwithstanding the Indemnitee’s assumption of the defense of any Third Party Claim (other than a Third Party Claim for which Indemnitor was required, but failed, to assume the defense or elected to assume, but then failed to properly and timely provide a defense), upon the final resolution of such Third Party Claim and determination of the amount of Loss (the “Final Resolution”), the Indemnitor may notify the Indemnitee that the Loss concerned was not directly and solely attributable to events or circumstances for which Indemnitor was required to provide indemnification pursuant to Section 5.2 of the Agreement or was a shared Liability of the Parties, any such notice (a “Challenge”) to be made in writing within thirty (30) days after the Final Resolution and to include, among other things, a statement identifying the portion of the Loss that should be borne by Indemnitee, and, if applicable, the portion of the expenses incurred by the Indemnitor in connection with the defense of the Third Party Claim. If a Challenge is timely asserted by Indemnitor, the Indemnitor and Indemnitee shall promptly meet and use their commercially reasonable efforts to settle the dispute using the dispute resolution procedures set forth in Section 8.1 of the Agreement.

The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.

Exhibit F

MTG Competitors

Advanced Specialty Gases

Air Products

Airgas

Air Liquide

Air Water Inc

ARC

Arconic

Central Glass

Chem Gas

Coatsu Gas Kogyo Co., Ltd.

Daido Air Products Electronics, Inc.

Daiho Sangyo Inc.

Daio Co., Ltd.

DNF

Eto Oxygen Co., Ltd.

Foosung

Fuso Industrial Co., Ltd.

Fujii Shoji Co.,Ltd.

Fujiox Co., Ltd.

Fujisanso Industry Co., Ltd.

The Fukuoka Oxygen Mgf Co. Ltd.

Gelest

Giga Gas

Hokusan Co., Ltd.

Hong Kong Specialty Gas

Hoshiiryo Sanki Co., Ltd.

Itochu Industrial Gas Co., Ltd.

Iwatani Corporation

Iwatani Gasnetwork Corporation

Japan Air Gases LTD

Japan Material Co.,Ltd

Jinhong

Jinhe Science

Kagaku Kousjo Co., Ltd.

Kamimaru Co., Ltd.

Kaneko Shokai Co., Ltd.

Kanto Denka

Koike Sanso Kogyo Co., Ltd.

Kumamoto Sanso Corporation

Kyoei Sangyo Co.Ltd.

Lienhwa Industrial Gas

Linde

Lingas

Marketech

Maruyoshi Kozai Co.,Ltd.

Matsumoto Sangyo Co., Ltd.

Messer

Mitsubisi Corporation.

Mitsui & Co., Ltd.

Miyabara Sanso Co., Ltd.

MS Gas

Multi-Gas

Nanjing Gas

Natachem

Next One Co., Ltd.

Nitto Kohki Co., Ltd.

Nova Gas

OCI Materials

Okaya Sanso Co.,Ltd.

Pelchem

Peric

Polygas

Praxair

PSG

Pujiang Gas

Sakaisangyo co.,Ltd.

Sanin Sanso Co., Ltd.

SDK

Shimakyu Co., Ltd

Showa Denko K.K.

Siad

Saisan Co.,Ltd.

Sigma Aldrich

Sojitz Corporation.

SOL

Solvay

South China Specialty Gas

Sumitomo Corporation

Sumitomo Seika Chemicals Co., Ltd.

Suzuki CO., Ltd

Suzuki Shokan Co., Ltd.Takachiho
Trading Co., Ltd.

Toatsu Yamazaki Co., Ltd.

Tokai Yozai Corporation

Takayama Corporation

Tokyo Gas Chemicals Co.,Ltd.

Taihe

Tanabe Kogyo Co., Ltd.

Toho Acetylene Co., Ltd.

Tomoe Shokai Co., Ltd.

Topco

Toyoko Kagaku Co.,Ltd.

Uchimura Sanso Co.,Ltd.

Ueki Corporation Co., Ltd.

Uno Sanso Co.,Ltd.

Voltaix

Watari Co., Ltd.

Weisheng

Whalee

Wonik Materials

Yamagata Sanso Corporation

Yingde

All above includes any and all Affiliates, successors and assigns.

Exhibit G

Manufacturing Specifications

Doc # TITLE

1	SDS Cylinder Filling
2	SDS Cylinder Labeling
3	SDS Refill Quality Assurance
4	SDS Cylinder Refilling Preparation
5	Leak Checking SDS Cylinders
6	SDS Valve Inspection
7	SDS Statistical Process Control
8	SDS Cylinder Baking (New Cylinders Only)
9	Use of SDS VCR Go-NoGo Gauges
10	SDS Cylinder Valving and Preparation
11	Painting Electronic Gases and SDS Cylinders
12	SDS Loading Isotherm-BF3 2
13	SDS Loading Isotherm-PH3 2
14	BF3 SDS Analysis and Fill Procedure
15	SDS Return Qualification & Analysis (RGA)
16	SDS Loading Isotherm-ASH3 2
17	SiF4 SDS Analysis and Fill Procedure
18	SDS Loading Isotherm-SIF4 2
19	SDS Hydride Valve Closure Inspection via Go/Nogo Gauge
20	SDS Temperature-Pressure Adjustment & Flow Meter-Fill Volume Settings
21	TKO-SDS Lot Numbering Specification MTG Format
22	Isotherm Data AsH3 SDS 3 g/g Loading Capacity @ 2
23	SDS3 Cylinder Valving and Preparation
24	Isotherm Data
25	Isotherm Data SDS3-Phosphine
26	Post Toroid Polishing Valve Inspection
27	Removing Cylinders From Manifolds
28	Cylinder Status Indication
29	Cylinder Transport Caps and Cylinder Collars
30	Cylinder Pre-Fill Inspection
31	Small Cylinder Sandblaster
32	External Blasting of Cylinders
33	SDS Cylinder Leak Check Chamber Operating Work Instruction
34	SDS2 Specifications Sheet

Exhibit H

Product Specifications

(1)	Matheson Tri-Gas—Essential Materials for Semiconductor Manufacturing—Semiconductor Products Catalog Version 4.3.

(2)	Matheson Tri-Gas—SDS3 Safe Delivery Source

(3)	ATMI—Product Specification Forms—SDS & VAC.

Exhibit I

Inventory Purchase Price Calculation

Matheson TriGas, Inc.

Inventory Purchase at Close

YTD September 30, 2011

	September 30,		September 30,
MTG Europe	SDS		$7,189,024
	VAC		87,000

MTG US	SDS	*	$0
	VAC		867,250

Total Purchase Price			$8,143,274

*	MTG has not yet paid ATMI for the SDS inventory in the US. No payment is required by ATMI, although title will pass to ATMI.

NOTE: VALUES ARE ESTIMATES ONLY, FOR ILLUSTRATION. ACTUAL VALUES WILL BE CALCULATED BASED ON UNIT PRICES AND ACTUAL INVENTORY LEVELS AS OF CLOSING DETERMINED BY INVENTORY COUNTS.

Exhibit J

Manufacturing Fee Calculation

Matheson TriGas, Inc.

Inventory Manufacturing Cost Fee

YTD September 30, 2011

September 30,
MTG USA-SDS	$2,605,173

MGPK Korea—SDS	$213,925

Total Purchase Price	$2,819,097

NOTE: VALUES ARE ESTIMATES ONLY, FOR ILLUSTRATION. ACTUAL VALUES WILL BE DETERMINED BASED ON UNIT MANUFACTURING COSTS AND ACTUAL INVENTORY LEVELS AS OF CLOSING DETERMINED BY INVENTORY COUNTS.

Exhibit K

Standard Form MTG Purchase Order Terms and Conditions

MTG Warranty

Warranty. MATHESON warrants that the Products when delivered to the PURCHASER shall conform to MATHESON’s standard specifications for the warranty period specified in such specifications. MATHESON also warrants that the Products shall be lawfully sold to give PURCHASER good title thereto. This warranty is void for any Product that has been repaired or altered by anyone other than an authorized employee of MATHESON. THE WARRANTIES AND REMEDIES STATED IN THIS SECTION ARE EXCLUSIVE. ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

Indemnification and Limitation. MATHESON shall not be liable for, and the PURCHASER hereby indemnifies and agrees to defend MATHESON from and against any claims arising from, the death or injury to any persons or damage to any property attributable to the negligence or willful misconduct of the PURCHASER or any end user or of the respective employees or agents of either. The PURCHASER shall not be liable for, and MATHESON hereby indemnifies and agrees to defend the PURCHASER from and against any claims arising from, property damage or death or injury to any persons to the extent attributable to the negligence or willful misconduct of MATHESON or its employees or agents, or the failure of the Products to conform to MATHESON’s standard specifications during the warranty period specified in such specifications. In no event shall MATHESON or the PURCHASER be liable for any incidental, special, indirect or consequential damages, even if advised of the possibility of those damages. PURCHASER agrees the forgoing exclusion and limitation is a reasonable allocation of risk.

[NOTE: THE SDS AND VAC PRODUCTS ARE WARRANTED TO THE SPECIFICATIONS SET FORTH IN EXHIBIT K.]

Exhibit L

TNSC Side Letter

Matheson Tri-Gas, Inc.

150 Allen Road

Basking Ridge, NJ 07920

October 31, 2011

Advanced Technology Materials, Inc.

7 Commerce Drive

Danbury, CT 06810

Taiyo Nippon Sanso Corp.

1-3-26 Koyama

Shinagawa-ku

Tokyo 142-8558 Japan

Attn: Fumio Hara

Gentlemen:

Reference is hereby made to: (a) the Termination Agreement, dated as of the date hereof (the “Termination Agreement”), between Advanced Technology Materials, Inc. (“ATMI”) and Matheson Tri-Gas, Inc. (“MTC”), which is a wholly-owned subsidiary of Taiyo Nippon Sanso Corp. (“TNSC”); and (b) the Transition Services Agreement, dated as of the date hereof, between ATMI and MTG (the “TSA”). Any capitalized terms used but not defined in this letter agreement (this “Agreement”) have the respective meanings set forth in the Termination Agreement or the TSA, as applicable.

The Termination Agreement provides for certain actions to be taken by TNSC or its subsidiaries other than MTG (the “Other Subsidiaries”) and the TSA provides for certain actions to be taken by the Other Subsidiaries. TNSC is entering into this letter agreement (this “Agreement”) in order to induce ATMI to enter into the Termination Agreement and the TSA. Accordingly, by this Agreement, the parties hereby agree as follows:

1. Sale of Cylinders. To the extent that any of the Acquired Assets consisting of MTG-Owned Cylinders are the property of TNSC or any of the Other Subsidiaries (rather than the property of MTG), TNSC hereby consents, on behalf of itself and the applicable Other Subsidiary, to the transfer of each such MTG-Owned Cylinder to ATMI or its designated Affiliate pursuant to the Termination Agreement and agrees to take, and cause any applicable Other Subsidiary to take, such actions as are necessary in order to effect transfer of such MTG-Owned Cylinder from TNSC or the applicable Other Subsidiary to ATMI or its designated Affiliate on the terms and conditions set forth in the Termination Agreement.

2. Sale of Gas Inventory. To the extent that any of the Acquired Assets consisting of Gas Inventory are the property of any of the Other Subsidiaries (rather than the property of MTG), TNSC hereby consents, on behalf of the applicable Other Subsidiary, to the transfer by the applicable Other Subsidiary of all such Gas Inventory to ATMI or its designated Affiliate pursuant to the Termination Agreement and agrees to cause any applicable Other Subsidiary to take such actions as are necessary in order to effect transfer of all such Gas Inventory from the applicable Other Subsidiary to ATMI or its designated Affiliate on the terms and conditions set forth in the Termination Agreement.

3. Assignment of Contracts. To the extent that any of the Other Subsidiaries (rather than MTG) is the party to any of the Assumed Contracts, TNSC hereby consents, on behalf of the applicable Other Subsidiary, to the assignment of each such Assumed Contract to ATMI or its designated Affiliate pursuant to the Termination Agreement and agrees to take, and cause any applicable Other Subsidiary to take, such actions as are reasonably requested by ATMI in order to effect assignment of such Assumed Contract by the applicable Other Subsidiary to ATMI or its designated Affiliate on the terms and conditions set forth in the Termination Agreement.

4. TSA Services. To the extent that any of the Support Services under the TSA are to be performed by Other Subsidiaries (rather than MTG), TNSC hereby agrees to cause the applicable Other Subsidiary to provide the applicable Support Service on the terms and conditions set forth in the TSA.

5. Remedies. The parties hereto agree that: (a) irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that TNSC does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions and, accordingly, ATMI shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement by TNSC and to enforce specifically the terms and provisions hereof against TNSC in the courts described in Section 6(j) below without being required to prove irreparable harm relating to such breach or the inadequacy of monetary damages with respect thereto (collectively, the “Equitable Remedies”), this being in addition to any remedy to which ATMI is entitled under the Termination Agreement, and (b) the right to the Equitable Remedies is an integral part of the Transactions and without that right, ATMI would not have entered into the Termination Agreement. Notwithstanding anything to the contrary herein or otherwise, (x) ATMI irrevocably waives any right to obtain monetary damages from TNSC concerning any breach of this Agreement by TNSC and, accordingly, the Equitable Remedies shall constitute ATMI’s sole and exclusive remedy from TNSC concerning any such breach; and (y) ATMI shall be entitled to monetary damages solely from MTG pursuant to Section 5 of the Termination Agreement with respect to its losses resulting from any breach by TNSC hereunder, it being understood that any breach by TNSC hereunder shall constitute a breach by MTG of the Termination Agreement.

6. Miscellaneous.

(a) Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by ATMI, MTG and TNSC. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

(b) Successors and Assigns. No party may assign any of its rights or delegate any of its duties under this Agreement without the consent of the other parties; provided that, without such consent, (i) ATMI may transfer or assign this Agreement: (A) to one or more of its Affiliates to which ATMI assigns the Termination Agreement in accordance with its terms (an “ATMI Assignee”), or (B) to any of its or any ATMI Assignee’s lenders as collateral security; provided that no such transfer or assignment will relieve ATMI of its obligations hereunder; (ii) MTG may transfer or assign this Agreement: (A) to one or more of its Affiliates to which MTG assigns the Termination Agreement in accordance with its terms (a “MTG Assignee”), or (B) any of its or any MTG Assignee’s lenders as collateral security; provided that no such transfer or assignment will relieve MTG of its obligations hereunder; and (iii) TNSC may transfer or assign this Agreement to any of its lenders as collateral security; provided that no such transfer or assignment will relieve TNSC of its obligations hereunder. Subject to the foregoing, this Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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(d) Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(e) Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including but not limited to.”

(f) Entire Agreement. This Agreement and all other documents contemplated by the Termination Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

(g) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

(h) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(j) Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 6(k).

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile (with hard copy to follow), three Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to ATMI, MTG or TNSC at their respective addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

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MTG:

Matheson Tri-Gas, Inc.

150 Allen Road

Basking Ridge, NJ 07920

Attn: General Counsel

Fax: 908-991-9390

TNSC:

Taiyo Nippon Sanso

1-3-26 Koyama

Shinagawa-ku

Tokyo 142-8558 Japan

Attn: Toshihiko hamada

Fax: +81-3-6866-1665

in each case with a copy to (which shall not constitute notice to MTG or TNSC):

Kelley Diye & Warren LLP

101 Park Avenue

New York, NY 10178

Attn: Richard Lury, Esq.

Facsimile No.: (212) 808-7897

ATMI:

Advanced Technology Materials, Inc.

7 Commerce Drive

Danbury, CT 06810

Attn: Ellen T. Harmon

Facsimile No.: (203) 797-2544

with a copy to (which shall not constitute notice to ATMI):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Howard A. Sobel, Esq.

          Marcelo Halpern, Esq.

Facsimile No.: (212) 751-4864

(l) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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If you agree with the terms and conditions set forth in this Agreement, please sign as indicated below and return a signed copy hereof to the undersigned, at which point this Agreement will constitute a binding agreement of the parties.

Sincerely,

MATHESON TRI-GAS, INC.

By:	/s/ Stephen I. Stroud
Name:	Stephen I. Stroud
Title:	Secretary

Agreed and accepted as of the date set forth above:

ADVANCED TECHNOLOGY MATERIALS, INC.

By:	/s/ Douglas Neugold
Name:	Douglas Neugold
Title:	Chairman, CEO, President

TAIYO NIPPON SANSO CORP.

By:	/s/ Fumio Hara
Name:	Fumio Hara
Title:	Executive Vice President